REMARKETING PROSPECTUS SUPPLEMENT
---------------------------------
(To Prospectus dated December 28, 2001)

                                   $70,567,500

                          GABELLI ASSET MANAGEMENT INC.

                           5.22% Senior Notes Due 2007

                               -------------------

      In February 2002, we issued $90,000,000 aggregate principal amount of 6% senior notes due 2007, referred to in this prospectus supplement as the senior notes, in connection with the issuance of 3,600,000 FELINE PRIDES in the form of Income PRIDES. This is a remarketing of $70,567,500 aggregate principal amount of those senior notes, which is the total aggregate principal amount of senior notes currently outstanding as components of Income PRIDES, on behalf of Income PRIDES holders holding 2,822,700 FELINE PRIDES. The senior notes will mature on February 17, 2007, unless a tax event redemption occurs before February 17, 2007. We make quarterly interest payments on the senior notes in arrears on February 17, May 17, August 17 and November 17 of each year. The rate at which the senior notes bear interest will be reset to 5.22% per year effective on and after November 17, 2004. The first interest payment on the remarketed senior notes, determined on the basis of such reset interest rate, will be on February 17, 2005.

      We may redeem the senior notes on not less than 30 days' nor more than 60 days' prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price set forth under the caption "Description of the Senior Notes - Tax Event Redemption" in this prospectus supplement.

      The senior notes are unsecured and rank equally with all our other unsecured and unsubordinated indebtedness. The senior notes are effectively subordinated to all liabilities, including trade payables, of our subsidiaries. We will remarket the senior notes in denominations of $25 and integral multiples of $25.

      Investing in the senior notes involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement.

                               -------------------

                                                        Per Senior Note      Total
                                                        ---------------      -----
Public offering price (1) ............................      101.355%      $71,523,689
Remarketing Fee to Remarketing Agent (2) .............         .253%      $   178,363
Net Proceeds to Participating Senior Note Holders (3).      101.102%      $71,345,326

(1) Plus accrued interest from and including November 17, 2004, if settlement occurs after that date

(2)   Reflects .25% of the Treasury portfolio purchase price

(3) Includes amount used to purchase the Treasury portfolio on behalf of the holders of Income PRIDES

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The senior notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about November 17, 2004.

                               -------------------

                                Remarketing Agent

                               Merrill Lynch & Co.

                               -------------------

          The date of this prospectus supplement is November 12, 2004.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                            Page
                                                                            ----

About this Prospectus Supplement...........................................    i

Where You Can Find More Information........................................    i

Special Note Regarding Forward-Looking Statements..........................   ii

Prospectus Supplement Summary..............................................  S-1

Risk Factors...............................................................  S-5

Use of Proceeds............................................................ S-11

Ratio of Earnings to Fixed Charges......................................... S-12

Description of the Senior Notes............................................ S-13

Material United States Federal Income Tax Consequences..................... S-19

Remarketing................................................................ S-24

Legal Matters.............................................................. S-25

Experts.................................................................... S-25

                                   PROSPECTUS

                                                                            Page
                                                                            ----

About this Prospectus......................................................    1

Where You Can Find More Information........................................    2

Special Note Regarding Forward-Looking Statements..........................    3

Gabelli Asset Management Inc...............................................    4

The Trusts.................................................................    4

Use of Proceeds............................................................    7

Ratio of Earnings to Fixed Charges.........................................    7

Description of Securities..................................................    7

Description of Debt Securities.............................................    7

Description of Capital Stock...............................................   16

Description of Trust Preferred Securities..................................   24

Description of Guarantees..................................................   26

Description of Stock Purchase Contracts and Stock Purchase Units...........   29

Plan of Distribution.......................................................   29

ERISA Matters..............................................................   31

Legal Matters..............................................................   32

Experts....................................................................   32

                               -----------------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the remarketing agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the remarketing agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein is accurate only as of their respective dates; provided, however, that any information that we file with the Securities and Exchange Commission, or the SEC, subsequent to the date of this prospectus supplement that is incorporated by reference in the accompanying prospectus will automatically update this prospectus supplement and the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. See "Where You Can Find More Information."

                        ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the senior notes and this remarketing. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the senior notes or this remarketing.

      If the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

      Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Gabelli Asset Management Inc.," "Gabelli," "we," "us" and "our" or similar terms are to Gabelli Asset Management Inc., its predecessors and its subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

      The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of our disclosure to you and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus supplement, in the accompanying prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until the offering of the senior notes under this prospectus supplement is completed:

      o     Annual Report on Form 10-K for the year ended December 31, 2003;

      o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004;

      o Current Reports on Form 8-K filed on September 14, 2004 and October 5, 2004, and Current Report on 8-K/A filed on October 6, 2004; and

      o Proxy Statement for the Annual Meeting of Shareholders held on May 11, 2004.

      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at Gabelli Asset Management Inc., One Corporate Center, Rye, New York 10580 (telephone number (914) 921-3700). You can also find information about us at our Internet website at http://www.gabelli.com. Information contained on our website does not constitute part of this prospectus supplement.

      We have also filed a registration statement with the SEC relating to the senior notes described in this prospectus supplement. The accompanying prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the senior notes. The registration statement may contain additional information that may be important to you.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

      Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus supplement. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

      o changes in general economic conditions, including the performance of financial markets and interest rates;

      o heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

      o     changes in industry trends;

      o regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

      o     downgrades in our ratings;

      o     investor interest in equity investment management services;

      o absolute and relative performance of our products and proprietary investments;

      o unforeseen costs and other effects related to legal proceedings or inquiries of governmental and self-regulatory organizations;

      o other risks and uncertainties described from time to time in our filings with the SEC; and

      o     the risk factors or uncertainties listed herein.

      We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

--------------------------------------------------------------------------------

                          PROSPECTUS SUPPLEMENT SUMMARY

      You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated therein by reference.

                                     Gabelli

      We are a widely recognized provider of investment advisory and brokerage services to mutual funds, institutional and high net worth investors, primarily in the United States. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are based primarily on the firm's level of assets under management in our business and fees associated with our various investment products, rather than our own corporate assets.

      We have focused on a simple mission since our founding in 1977: to earn a superior risk-adjusted return for our clients over the long-term by providing value-added products through fundamental research. Today, in addition to our Gabelli value products, we offer our clients a broad array of investment strategies that include value, growth, convertible, non-market correlated, and fixed income strategies. By earning returns for our clients, we will be earning returns for all our stakeholders.

      As of September 30, 2004, we had approximately $27.2 billion of assets under management, 93% of which were invested in equity securities. We conduct our investment advisory business principally through three subsidiaries: GAMCO Investors, Inc. (Separate Accounts), Gabelli Funds, LLC (Mutual Funds) and Gabelli Securities, Inc. (Alternative Investments). We also act as underwriter and distributor of our open-end mutual funds and provide institutional research through Gabelli & Company, Inc., our broker-dealer subsidiary.

      Our assets under management are organized principally in three groups:

      o Separate Accounts: we currently provide advisory services to a broad range of investors, including high net worth individuals, corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans and municipalities, and also serve as sub-adviser to certain other third-party investment funds. Each separate account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise. At September 30, 2004, we had $13.5 billion of separate account assets under management.

      o Mutual Funds: we currently provide advisory services to (i) twenty-seven funds within the Gabelli family of funds; (ii) three money market funds that comprise the Treasurer's Fund; and (iii) six mutual funds within the Gabelli Westwood family of funds. The mutual funds have a long-term record of achieving high returns, relative to similar investment products and had $12.8 billion of total assets under management at September 30, 2004.

      o Alternative Investments: we also provide alternative investment products consisting primarily of merger arbitrage, global and regional long/short equity, and sector focused funds. We managed a total of $934 million in alternative investment strategy assets at September 30, 2004.

      Gabelli Asset Management Inc. was incorporated in April 1998 as "Alpha G, Inc." under the laws of the State of New York and renamed "Gabelli Asset Management Inc." in February 1999. We are a holding company formed in connection with the reorganization of Gabelli Group Capital Partners, Inc. (previously named "Gabelli Funds, Inc.") and our subsequent initial public offering. On February 9, 1999, in connection with the reorganization, we issued 24 million shares of class B common stock, representing all of our then issued and outstanding common stock to Gabelli Group Capital Partners, Inc. and two of its subsidiaries for substantially all of the operating assets and liabilities of Gabelli Group Capital Partners, Inc. relating to its institutional and retail asset management, mutual fund advisory, underwriting and

--------------------------------------------------------------------------------
brokerage business. Gabelli Group Capital Partners, Inc., which is majority owned by Mr. Mario J. Gabelli ("Mr. Gabelli") with the balance owned by our professional staff and other individuals, owns all of the outstanding shares of class B common stock of Gabelli Asset Management Inc., which represents approximately 97% of the combined voting power of the outstanding common stock. On February 10, 1999, we sold six million shares of our class A common stock to the public. Accordingly, Mr. Gabelli could be deemed to control Gabelli Asset Management Inc.

      Gabelli Asset Management Inc.'s principal executive offices are located at One Corporate Center, Rye, New York 10580. Its telephone number is (914) 921-3700.

                               Recent Developments

      Earnings Release. On October 22, 2004, we announced our results for the third quarter and nine months ended September 30, 2004. For the quarter ended September 30, 2004, our net income was $13.0 million or $0.43 per diluted share, exceeding our net income of $12.3 million and the $0.41 per diluted share for the same period in 2003. Operating income was $22.0 million for the quarter ended September 30, 2004, an increase of $2.6 million or 13.1% from $19.4 million for the same period in 2003. Total revenues were $57.2 million for the quarter ended September 30, 2004, an increase of $5.4 million or 10.4% from $51.8 million for the same period in 2003. Income from investments was a net loss of $1.4 million for the quarter ended September 30, 2004, a decrease of $1.7 million from a net benefit of $0.3 million for the same period in 2003. For the quarter ended September 30, 2004, the weighted average number of shares of our common stock outstanding on a fully-diluted basis was 31.8 million shares, compared to 32.2 million shares for the same period in 2003.

      For the nine months ended September 30, 2004, our net income was $43.0 million or $1.41 per diluted share, exceeding our net income of $33.2 million and the $1.10 per diluted share for the same period in 2003. Operating income was $71.7 million for the nine months ended September 30, 2004, an increase of $19.6 million or 37.4% from $52.1 million for the same period in 2003. Total revenues were $181.0 million for the nine months ended September 30, 2004, an increase of $35.2 million or 24.1% from $145.8 million for the same period in 2003. Income from investments was a net loss of $3.6 million for the nine months ended September 30, 2004, a decrease of $5.1 million from a net benefit of $1.5 million for the same period in 2003. For the nine months ended September 30, 2004, the weighted average number of shares of our common stock outstanding on a fully-diluted basis was 32.0 million shares, compared to 30.1 million shares for the same period in 2003.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 The Remarketing

   Issuer......................................   Gabelli Asset Management Inc.

   Securities Remarketed.......................   $70,567,500 aggregate principal amount of 5.22% senior
                                                  notes due 2007.

   Maturity....................................   The senior notes will mature on February 17, 2007,
                                                  unless a tax event redemption occurs before February
                                                  17, 2007.

   Interest ...................................   The rate at which the senior notes bear interest will
                                                  be reset to 5.22% per year effective on and after
                                                  November 17, 2004. Interest on the senior notes is
                                                  payable quarterly in arrears on February 17, May 17,
                                                  August 17 and November 17 of each year. The first
                                                  interest payment on the remarketed senior notes
                                                  determined on the basis of such reset interest rate
                                                  will be made on February 17, 2005.

   Tax Event Redemption........................   We may redeem the senior notes at our option on not
                                                  less than 30 days' nor more than 60 days' prior written
                                                  notice, in whole but not in part, upon the occurrence
                                                  and continuation of a tax event under the circumstances
                                                  and at the redemption price set forth under the caption
                                                  "Description of the Senior Notes-Tax Event Redemption"
                                                  in this prospectus supplement.

   Ranking.....................................   The senior notes are unsecured and unsubordinated
                                                  obligations of ours and rank equally with all of our
                                                  other unsecured and unsubordinated indebtedness. The
                                                  senior notes will be effectively subordinated to all
                                                  our existing and future secured indebtedness to the
                                                  extent of the assets securing that indebtedness. The
                                                  notes will also be structurally subordinated to the
                                                  indebtedness and other liabilities, including trade
                                                  payables, of our subsidiaries. As of September 30,
                                                  2004, we had approximately $100,000,000 of secured
                                                  indebtedness and our subsidiaries had approximately
                                                  $31,300,000 of total liabilities, including trade
                                                  payables.

   The Remarketing.............................   We issued the senior notes in February 2002 in
                                                  connection with our issuance and sale to the public of
                                                  our FELINE PRIDES in the form of Income PRIDES. Each
                                                  Income PRIDES initially consisted of both a purchase
                                                  contract and a senior note. Pursuant to the terms of
                                                  the FELINE PRIDES, the remarketing agent remarketed the
                                                  senior notes on behalf of current holders of Income
                                                  PRIDES in accordance with a supplementary remarketing
                                                  agreement among us, the remarketing agent and The Bank
                                                  of New York, as purchase contract agent and as
                                                  attorney-in-fact for holders of purchase contracts. See
                                                  "Remarketing" in this prospectus supplement.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                  The terms of the FELINE PRIDES and senior notes require
                                                  the remarketing agent to use its reasonable efforts to
                                                  remarket the senior notes of holders participating in
                                                  the remarketing at a price equal to approximately
                                                  100.5% of the purchase price for the Treasury portfolio
                                                  described in this prospectus supplement plus the
                                                  purchase price for the separate senior notes.

   Use of Proceeds.............................   The proceeds from the remarketing of the senior notes
                                                  are estimated to be approximately $71,523,689, before
                                                  application of the remarketing agent's fee. We will not
                                                  receive any proceeds of the remarketing. Instead, the
                                                  proceeds from the remarketing will be used to purchase
                                                  the Treasury portfolio described in this prospectus
                                                  supplement, which Treasury portfolio will then be
                                                  pledged to us to secure the stock purchase obligations
                                                  of the holders of the Income PRIDES, with any proceeds
                                                  in excess of the Treasury portfolio purchase price
                                                  first being applied to pay the remarketing agent's fee
                                                  and then being remitted to the holders of the Income
                                                  PRIDES whose senior notes were remarketed. The
                                                  remarketing fee will be an amount up to .25% of the
                                                  Treasury portfolio purchase price. See "Use of
                                                  Proceeds" in this prospectus supplement.

   U.S. Federal Income Taxation................   The senior notes should be classified as, and we have
                                                  treated and will continue to treat the senior notes as,
                                                  contingent payment debt instruments for U.S. federal
                                                  income tax purposes. The regulations governing
                                                  contingent payment debt instruments are complex, and
                                                  their application to the senior notes following the
                                                  remarketing is not entirely clear. We believe that the
                                                  application described in this prospectus supplement is
                                                  a reasonable interpretation of the contingent payment
                                                  debt regulations. Generally, if you report your income
                                                  in the manner described in this prospectus supplement,
                                                  the net amount of interest income that you recognize in
                                                  respect of the senior notes should approximate the
                                                  economic accrual of income on the senior notes to you.
                                                  See "Material United States Federal Income Tax
                                                  Consequences."

   Listing.....................................   The senior notes will not be listed on any national
                                                  securities exchange or quoted on any automated
                                                  quotation system.

--------------------------------------------------------------------------------

                                  RISK FACTORS

      Before purchasing the senior notes, you should carefully consider the following risk factors together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                        Risks related to the senior notes

We may redeem the senior notes upon the occurrence of a tax event.

      We may redeem the senior notes on not less than 30 days' notice nor more than 60 days' prior written notice, in whole but not in part, at any time if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the senior notes at the redemption price plus accrued and unpaid interest, if any. If we redeem the senior notes, we will pay the redemption price in cash to the holders of the senior notes. A tax event redemption will be a taxable event to the holders of the senior notes.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or credit rating, or otherwise adversely affect holders of the senior notes.

      The terms of the senior notes do not prevent us from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the senior notes.

Uncertainties with respect to the proper application of the contingent payment debt regulations may affect the timing and character of income, gain or loss recognized by holders of the senior notes.

      Assuming that you report your income in a manner consistent with our discussion in the section of this prospectus supplement entitled "Material United States Federal Income Tax Consequences," the amount of income that you will recognize for United States federal income tax purposes in respect of the senior notes generally should approximate the economic accrual of income on the senior notes to you and the amount of income you would have recognized on an accrual basis for United States federal income tax purposes if the senior notes were not subject to the contingent payment debt regulations. However, the proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service, which we refer to as the IRS, will not successfully assert a different treatment of the senior notes that could affect the timing and character of income, gain or loss with respect to an investment in the senior notes.

The senior notes are obligations of Gabelli and not of our subsidiaries and will be effectively subordinated to the claims of the subsidiaries' creditors.

      The senior notes are obligations exclusively of Gabelli. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the senior notes, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the senior notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

      Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the senior notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including senior debenture and note holders, and bank trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of September 30, 2004, our subsidiaries had approximately $31.3 million of total liabilities, including trade payables.

                            Risks related to Gabelli

Control by Mr. Gabelli; Conflicts of interest.

      Mr. Gabelli, through his majority ownership of Gabelli Group Capital Partners, beneficially owns all of our outstanding class B common stock, representing approximately 97% of the combined voting power of all classes of our voting stock. As long as Mr. Gabelli indirectly beneficially owns a majority of the combined voting power of our common stock, he will have the ability to elect all of the members of our Board of Directors and thereby control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on the common stock. In addition, Mr. Gabelli will be able to determine the outcome of matters submitted to a vote of our shareholders for approval and will be able to cause or prevent a change in control of our company. As a result of Mr. Gabelli's control of the company, none of our agreements with Mr. Gabelli and other companies controlled by him have been arrived at through "arm's-length" negotiations, although we believe that the parties endeavor to implement market-based terms. There can be no assurance that we would not have received more favorable terms from an unaffiliated party.

      In order to minimize conflicts and potential competition with our investment management business, Mr. Gabelli has entered into a written agreement to limit his activities outside of the company. Mr. Gabelli has undertaken that, so long as he is associated with the company, he will not provide investment management services for compensation other than in his capacity as an officer or employee of the company except for (a) those investment funds and accounts managed by Mr. Gabelli outside the company under performance fee arrangements at the time of our initial public offering, but only to the extent that any such investment fund or account consists solely of one or more of the persons who were investors as of the date of the consummation of the initial public offering and (b) successor funds and accounts which serve no investors other than those in the funds and accounts referred to in (a) or those investors' successors, heirs, donees or immediate families, which funds and accounts operate according to an investment style similar to such other accounts or funds, which style we did not use at the time of our initial public offering, and which are subject to performance fee arrangements. To the extent that such activities are not prohibited under this agreement, Mr. Gabelli intends to continue devoting time to activities outside the company, including managing his own assets and his family's assets, managing or controlling companies in other industries and managing assets for other investors through the Permissible Accounts (as defined in the accompanying prospectus), which are the funds and accounts managed outside the company that are permitted under the agreement between us and Mr. Gabelli (approximately $98 million as of December 31, 2003). These activities may present conflicts of interest or compete with the company. Our Certificate of Incorporation expressly provides in general that Mr. Gabelli, members of his immediate family who are officers or directors of the company and entities controlled by such persons have an obligation to present corporate opportunities to us and resolve conflicts of interest through one of the processes described in the Certificate of Incorporation, which include independent director or independent shareholder approval.

      We will not derive any income from activities outside the company by Mr. Gabelli or members of his immediate family who are officers or directors of the company and may not be able to take advantage of business and investment opportunities that could later prove to be beneficial to us and our shareholders, either because such opportunities were not company opportunities at the time they arose or because we did not pursue them. Where a conflict of interest involves a transaction between Mr. Gabelli or members of his immediate family who are officers or directors of the company or their affiliates and the company, there can be no assurance that we would not receive more favorable terms if we were dealing with an unaffiliated party, although we will seek to achieve market-based terms in all such transactions.

We depend on Mario J. Gabelli and other key personnel.

      We are dependent on the efforts of Mr. Gabelli, our Chairman of the Board, Chief Executive Officer, Chief Investment Officer and the primary portfolio manager for a significant majority of our assets under management. The loss of Mr. Gabelli's services would have a material adverse effect on us.

      In addition to Mr. Gabelli, our future success depends to a substantial degree on our ability to retain and attract other qualified personnel to conduct our investment management business. The market for qualified portfolio managers is extremely competitive and has grown more so in recent periods as the investment management industry has experienced growth. We anticipate that it will be necessary for us to add portfolio managers and investment analysts as we further diversify our investment products and strategies. There can be no assurance, however, that we will be successful in our efforts to recruit and retain the required personnel. In addition, our investment professionals and senior marketing personnel have direct contact with our Separate Account clients, which can lead to strong client relationships. The loss of these personnel could jeopardize our relationships with certain Separate Account clients, and result in the loss of such accounts. The loss of key management professionals or the inability to recruit and retain sufficient portfolio managers and marketing personnel could have a material adverse effect on our business.

Potential adverse effects on our performance prospects from a decline in the performance of the securities markets.

      Our results of operations are affected by many economic factors, including the performance of the securities markets. During the 1990s, unusually favorable and sustained performance of the U.S. securities markets, and the U.S. equity market, in particular, has attracted substantial inflows of new investments in these markets and has contributed to significant market appreciation which has, in turn, led to an increase in our assets under management and revenues. At December 31, 2003, approximately 92% of our assets under management were invested in portfolios consisting primarily of equity securities. More recently, the securities markets in general have experienced significant volatility, with declines in value experienced during the years 2001 and 2002. Any decline in the securities markets, in general, and the equity markets, in particular, could further reduce our assets under management and consequently reduce our revenues. In addition, any such decline in the equity markets, failure of these markets to sustain their prior levels of growth, or continued short-term volatility in these markets could result in investors withdrawing from the equity markets or decreasing their rate of investment, either of which would be likely to further adversely affect us. From time to time, a relatively high proportion of the assets we manage may be concentrated in particular industry sectors. A general decline in the performance of securities in those industry sectors could have an adverse effect on our assets under management and revenues.

Future investment performance could reduce revenues and other income.

      Success in the investment management and mutual fund businesses is dependent on investment performance as well as distribution and client servicing. Good performance generally stimulates sales of our investment products and tends to keep withdrawals and redemptions low, which generates higher management fees (which are based on the amount of assets under management). Conversely, relatively poor performance tends to result in decreased sales, increased withdrawals and redemptions in the case of the open-end mutual funds, and in the loss of Separate Accounts, with corresponding decreases in revenues to us. Many analysts of the mutual fund industry believe that investment performance is the most important factor for the growth of no-load mutual funds, such as those we offer. Failure of our investment products to perform well could, therefore, have a material adverse effect on us.

Loss of significant separate accounts could affect our revenues.

      We had approximately 1760 Separate Accounts as of December 31, 2003, of which the ten largest accounts generated approximately 4% of our total revenues during the year ended December 31, 2003. Loss of these accounts for any reason would have an adverse effect on our revenues. Notwithstanding good performance, we have from time to time lost large Separate Accounts as a result of corporate mergers and restructurings, and we could continue to lose accounts under these or other circumstances.

Compliance failures and changes in regulation could adversely affect us.

      Our investment management activities are subject to client guidelines and our Mutual Fund business involves compliance with numerous investment, asset valuation, distribution and tax requirements. A failure to adhere to these guidelines or satisfy these requirements could result in losses which could be recovered by the client from us in certain circumstances. Although we have installed procedures and utilize the services of experienced administrators, accountants and lawyers to assist us in adhering to these guidelines and satisfying these requirements, and maintain insurance to protect ourselves in the case of client losses, there can be no assurance that such precautions or insurance will protect us from potential liabilities.

      Our businesses are subject to extensive regulation in the United States, including by the SEC and the NASD. We are also subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of our registration or any of our subsidiaries as an investment adviser or broker-dealer. Changes in laws or regulations or in governmental policies could have a material adverse effect on us.

      On September 3, 2003, the New York Attorney General's office ("NYAG") announced that it had found evidence of widespread improper trading involving mutual fund shares. These transactions included the "late trading" of mutual fund shares after the 4:00 p.m. pricing cutoff and "time zone arbitrage" of mutual fund shares designed to exploit pricing inefficiencies. Since the NYAG's announcement, the NASD, the SEC, the NYAG and officials of other states have been conducting inquiries into and bringing enforcement actions related to trading abuses in mutual fund shares. We received information requests and subpoenas from the SEC and from the NYAG in connection with their inquiries. We are complying with these requests and have been conducting an internal review of our mutual fund practices and procedures in a variety of areas with the guidance of outside counsel. A special committee of our independent directors was also formed to review various issues involving mutual fund share transactions and has been assisted by independent counsel.

      As part of our review, hundreds of documents were examined and approximately 15 individuals were interviewed. We found no evidence that any employee participated in or facilitated any "late trading". We also found no evidence of any improper trading in our mutual funds by our investment professionals or senior executives. As we previously reported, in August of 2002 we banned an account, which had been engaging in frequent trading in our Global Growth Fund (the prospectus of which did not impose limits on frequent trading) and which had made a small investment in one of our hedge funds, from further transactions with our firm. Certain other investors had been banned prior to that. Since our internal review and requests from regulators are ongoing, we can make no assurances that additional information will not become available or that we will not become subject to disciplinary action.

      In response to industry-wide inquiries and enforcement actions, a number of regulatory and legislative initiatives have been recently introduced. The SEC has recently adopted a number of new rules under the Investment Company Act and the Investment Advisers Act with various compliance dates. Several bills relating to mutual fund regulation were also introduced in Congress. These new rules and additional proposals, if adopted, may have a substantial impact on the regulation and operation of our registered and unregistered funds. In the coming months, the investment management industry is likely to continue facing a high level of regulatory scrutiny and become subject to additional rules that may adversely affect our business.

Our sources of revenue are subject to termination on short notice.

      A substantial majority of all of our revenues are derived from investment management agreements and distribution arrangements. Investment management agreements and distribution arrangements with the mutual funds are terminable without penalty on 60 days' notice (subject to certain additional procedural requirements in the case of termination by a mutual fund) and must be specifically approved at least annually, as required by law. Such annual renewal requires, among other things, approval by the disinterested members of each mutual fund's board of directors or trustees. Investment advisory agreements with the Separate Accounts are typically terminable by the client without penalty on 30 days' notice or less. Any failure to renew or termination of a significant number of these agreements or arrangements would have a material adverse effect on us.

We rely on Third-Party Distribution Programs.

      We have since 1996 experienced significant growth in sales of our open-end Mutual Funds through Third-Party Distribution Programs, which are programs sponsored by third-party intermediaries that offer their mutual fund customers a variety of competing products and administrative services. Most of the sales growth from our Third-Party Distribution Programs is from programs with no transaction fees payable by the customer, which we refer to as NTF Programs. Approximately $5 billion of our assets under management in the open-end Mutual Funds as of December 31, 2003 were obtained through NTF Programs and broker-dealer intermediaries. The cost of participating in Third-Party Distribution Programs is higher than our direct distribution costs, and it is anticipated that the cost of Third-Party Distribution Programs will increase in the future. Any increase would be likely to have an adverse effect on our profit margins and results of operations. In addition, there can be no assurance that the Third-Party Distribution Programs will continue to distribute the Mutual Funds. At December 31, 2003, approximately 50% of the Third-Party Distribution Program net assets in the Gabelli and Gabelli Westwood families of funds are attributable to three programs. Further, 98% of the total assets in The Treasurer's Fund are attributable to one Third-Party Distribution Program. The decision by these Third-Party Distribution Programs to discontinue distribution of the Mutual Funds could have an adverse effect on our growth of assets under management.

Fee pressures could reduce our profit margins.

      There has been a trend toward lower fees in some segments of the investment management industry. In order for us to maintain our fee structure in a competitive environment, we must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. Accordingly, there can be no assurance that we will be able to maintain our current fee structure. Fee reductions on existing or future new business could have an adverse impact on our profit margins and results of operations.

Possibility of losses associated with underwriting, trading and market-making activities.

      Our underwriting, trading and market-making activities are primarily conducted through our subsidiary, Gabelli & Company, Inc., both as principal and agent. Such activities subject our capital to significant risks of loss. The risks of loss include those resulting from ownership of securities, extension of credit, leverage, liquidity, counterparty failure to meet commitments, client fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation. We have procedures and internal controls to address such risks but there can be no assurance that these procedures and controls will prevent losses from occurring.

Possibility of losses associated with proprietary investment activities.

      We may from time to time make or maintain large proprietary investment positions in securities. Market fluctuations and other factors may result in substantial losses in our proprietary accounts which could reduce our ability or willingness to make new investments or impair our credit ratings.

We may have liability as a general partner or otherwise with respect to our alternative investment products.

      Certain of our subsidiaries act as general partner for alternative investment products, including arbitrage, global long/short and merchant banking limited partnerships. As a general partner of these partnerships, we may be held liable for the partnerships' liabilities in excess of their ability to pay such liabilities. In addition, in certain circumstances, we may be liable as a control person for the acts of our alternative investment products. As of December 31, 2003, our assets under management included approximately $692 million in alternative investment products. A substantial adverse judgment or other liability with respect to our alternative investment products could have a material adverse effect on us.

Dependence on information systems.

      We operate in an industry that is highly dependent on its information systems and technology. We outsource a significant portion of our information systems operations to third parties who are responsible for providing the management, maintenance and updating of such systems. There can be no assurance, however, that our information systems and technology will continue to be able to accommodate our growth, or that the cost of maintaining such outsourcing arrangements will not increase from its current level. Such a failure to accommodate growth, or an increase in costs related to these information systems, could have a material adverse effect on us.

We may not be able to refinance or have the funds necessary to repurchase our existing indebtedness.

      On August 10, 2001, we and certain of our affiliates entered into a note purchase agreement with Cascade Investment LLC, pursuant to which Cascade purchased $100 million in principal amount of a convertible promissory note. Pursuant to the terms of the note, Cascade may require us on April 1, 2005, or upon a change in control or Mr. Gabelli ceasing to provide our predominant executive leadership, to repurchase the note for a purchase price in cash equal to 100% or 101% (depending on the triggering event) of the principal amount of the note to be repurchased plus accrued and unpaid interest on the note. If Cascade exercises its right under the note to require us to repurchase the note, we may not be able to obtain new financing on similar terms to the note and may not have sufficient funds, or we may not be able to arrange financing on acceptable terms, to pay the repurchase price for the note. If we could not obtain sufficient cash to repurchase the note, we would be in default on our obligation under the note purchase agreement.

Terrorist attacks and the threat of war have created significant instability and uncertainty in the world, which can exacerbate many of the risk factors listed above.

      The terrorist attacks in the United States on September 11, 2001 and the declaration of war by the United States against terrorism have created significant instability and uncertainty in the world, which may continue to have a material adverse effect on world financial markets, including financial markets in the United States. Unfavorable financial market conditions in the United States may have an adverse effect on our financial operations including, but not limited to, our ability to expand the market for our products, enter into strategic relationships and effectively complete our business plan.

      In addition, terrorist attacks similar to the ones committed on September 11, 2001 may directly affect our ability to keep our operations and services functioning properly. Future attacks could create problems for our computer systems, disrupt services, and delay product development and enhancement. Any of these occurrences could have a material adverse effect on our business and results of operations.

We face strong competition from numerous and sometimes larger companies.

      We compete with numerous investment management companies, stock brokerage and investment banking firms, insurance companies, banks, savings and loan associations and other financial institutions. Continuing consolidation in the financial services industry has created stronger competitors with greater financial resources and broader distribution channels than our own. Additionally, competing securities dealers whom we rely upon to distribute our mutual funds also sell their own proprietary funds and investment products, which could limit the distribution of our investment products. To the extent that existing or potential customers, including securities dealers, decide to invest in or distribute the products of our competitors, the sales of our products as well as our market share, revenues and net income could decline.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the remarketing of the senior notes on behalf of holders of Income PRIDES. We estimate that the total proceeds from the remarketing of senior notes comprising part of Income PRIDES will be approximately $71.5 million. These proceeds will be used as follows:

      o a portion will be used to purchase a specified portfolio of U.S. Treasury securities, or the Treasury portfolio, that will be pledged to us, on behalf of holders of Income PRIDES, as security for the stock purchase contract obligations of such holders;

      o a portion equal to up to 25 basis points (.25%) of the Treasury portfolio purchase price will be deducted and retained by the remarketing agent as a remarketing fee; and

      o the amount, if any, in excess of the purchase price for the Treasury portfolio and the remarketing fee will be remitted to The Bank of New York, as the purchase contract agent, for payment to the holders of Income PRIDES.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth certain information regarding our consolidated ratio of earnings to fixed charges for the periods indicated.

                                                                                Nine Months
                                                                                  Ended
                                                Year Ended December 31,        September 30,
                                         -----------------------------------   -------------
                                         1999      2000   2001   2002   2003       2004
                                         ----      ----   ----   ----   ----   -------------
Ratio of earnings to fixed charges (1)    9.9(2)   26.7   17.0    8.1    6.4       6.6

----------
(1) These ratios were calculated by dividing the sum of the fixed charges into the sum of earnings before taxes and fixed charges. Fixed charges, for the purposes of this computation, consist of all interest expense and the approximate portion of rental expense representing interest.

(2) Earnings include a non-recurring charge related to the note payable of $30.9 million, net of income tax benefit. Excluding this charge, the ratio of earnings to fixed charges would have been 21.0 for 1999.

                         DESCRIPTION OF THE SENIOR NOTES

General

      The senior notes to be remarketed were issued under our indenture dated February 6, 2002 between Gabelli and The Bank of New York, as trustee, which we refer to herein as the base indenture, as supplemented by the first supplemental indenture dated February 6, 2002 between Gabelli and The Bank of New York, as trustee, which we refer to herein as the first supplemental indenture. The following description is qualified in its entirety by reference to the provisions of the base indenture and the first supplemental indenture, which we refer to herein collectively as the indenture. You should read the indenture carefully to fully understand the terms of the senior notes.

      We have summarized the material provisions of the base indenture in the accompanying prospectus under the caption "Description of Debt Securities." The supplemental indenture has been filed as an exhibit to our current report on 8-K filed with the SEC on February 8, 2002 and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture. You can obtain copies of the indenture by following the directions described under the caption "Where You Can Find More Information." In this section, references to "our," "we" and similar terms mean Gabelli, excluding its subsidiaries.

      We initially issued the senior notes in February 2002 in connection with our issuance of FELINE PRIDES. Each FELINE PRIDES consisted of a unit, referred to as an Income PRIDES, which was comprised of (1) a purchase contract under which the holder agrees to purchase shares of our common stock from us on February 17, 2005 and (2) a 6% senior note in the principal amount of $25 due February 17, 2007. We originally issued 3,600,000 FELINE PRIDES. We have, as of September 30, 2004, bought back 285,200 FELINE PRIDES as part of our share buy-back program. Holders of Income PRIDES may substitute zero-coupon U.S. Treasury securities for the senior notes that are part of their FELINE PRIDES under certain circumstances. In that event, a second type of FELINE PRIDES, referred to as a Growth PRIDES, is created, with the senior note being released to the Growth PRIDES holder as a result. Senior notes that are part of Income PRIDES are pledged to us to secure the obligation that the Income PRIDES holders have to purchase our common stock. We designated JPMorgan Chase Bank as collateral agent to hold the pledged senior notes and any other pledged securities.

      This prospectus supplement relates to the remarketing of the senior notes on behalf of the Income PRIDES holders. The aggregate principal amount of the senior notes currently outstanding is $82,307,500. The entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest, on February 17, 2007, unless a tax event redemption occurs before February 17, 2007. Except for a tax event redemption, the senior notes will not be redeemable by us before their stated maturity.

      The senior notes will not be subject to a sinking fund provision.

      The indenture does not limit the amount of additional indebtedness that we or any of our subsidiaries may incur. In addition, the indenture does not contain provisions that afford holders of the senior notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders and we may, without the consent of the holders of the senior notes, create and issue additional notes ranking equally with the senior notes and otherwise similar in all respects.

Denominations; Transfer and Exchange

      The senior notes will be remarketed in registered form, without coupons, in denominations of $25 and integral multiples of $25, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below.

Payments on the Senior Notes

      Payments on senior notes issued as a global security following this remarketing will be made to the depositary, a successor depositary or, in the event that no depositary is used, to the paying agent for the senior notes. Principal and interest with respect to certificated senior notes will be payable, the transfer of the senior notes will be registrable and the senior notes will be exchangeable for notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account designated by the holder entitled to payment. We have appointed The Bank of New York as initial paying agent, transfer agent and registrar for the senior notes. We may at any time designate additional transfer agents and paying agents with respect to the senior notes, and may remove any transfer agent, paying agent or registrar for the senior notes. We will at all times be required to maintain a paying agent and transfer agent for the senior notes in the Borough of Manhattan, The City of New York.

      Any monies deposited with the trustee or paying agent, or held by us, in trust, for the payment of principal of or interest on any senior note and remaining unclaimed for two years after such principal or interest has become due and payable will, at our request, be repaid to us or released from trust, as applicable, and the holder of the senior note will thereafter look, as a general unsecured creditor, only to us for the payment thereof.

Interest

      The rate at which the senior notes bear interest will be reset to 5.22% per year effective on and after November 17, 2004. Interest on the senior notes will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, each an "interest payment date." The first interest payment on the remarketed senior notes, determined on the basis of such reset interest rate, will be on February 17, 2005. Interest will be payable to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls.

      The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any additional interest or other payment in respect of the delay.

Tax Event Redemption

      If a tax event, as defined below, occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to the holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes. If the tax event redemption occurs prior to February 17, 2005, or if the senior notes are not successfully remarketed pursuant to this remarketing, the redemption price for the senior notes forming a part of the Income PRIDES will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio described below on behalf of the holders of Income PRIDES and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The Treasury portfolio will be substituted for the senior notes and will be pledged to the collateral agent to secure the Income PRIDES holders' obligations to purchase our class A common stock under the purchase contracts.

      "Tax event" means the receipt by us of an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest or original issue discount on the senior notes would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on February 6, 2002, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after January 31, 2002.

      The Treasury portfolio to be purchased on behalf of the holders of Income PRIDES will consist of interest or principal strips of U.S. Treasury securities which mature on or prior to February 15, 2005 in an aggregate amount equal to the aggregate principal amount of the senior notes included in Income PRIDES and, with respect to the interest payment date on the senior notes that occurs on February 17, 2005, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes on that date if the interest rate of the senior notes was not reset on the applicable reset date.

      Solely for purposes of determining the Treasury portfolio purchase price in the case of a tax event redemption date that occurs after a successful remarketing of the senior notes, "Treasury portfolio" shall mean a portfolio of zero-coupon U.S. Treasury securities consisting of principal or interest strips of U.S. Treasury securities which mature on or prior to February 17, 2007 in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on aggregate principal amount of the senior notes outstanding on the tax event redemption date.

      "Redemption amount" means, in the case of a tax event redemption occurring prior to February 17, 2005, if this remarketing results in a failed remarketing, for each note the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of senior notes included in Income PRIDES, and in the case of a tax event redemption date occurring on or after November 17, 2004, or February 17, 2005 if this remarketing results in a failed remarketing, for each note the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of the senior notes outstanding on the tax event redemption date.

      "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

      "Quotation agent" means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the debt trustee will be required to register the transfer of or exchange the senior notes to be redeemed.

Book-Entry and Settlement

      We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

      The senior notes initially will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC's nominee.

      You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the senior notes, DTC or such nominee will be considered the sole owner and holder of the senior notes for all purposes of the senior notes and the indenture. Except as provided below, owners of beneficial interests in the senior notes will not be entitled to have the senior notes registered in their names, will not receive or be entitled to receive physical delivery of the senior notes in definitive form and will not be considered the owners or holders of the senior notes under the indenture, including for purposes of receiving any reports that we or the trustee deliver pursuant to the indenture. Accordingly, each person owning a beneficial interest in a senior note must rely on the procedures of DTC or its nominee and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of senior notes. Unless and until we issue the senior notes in fully certificated form under the limited circumstances described below under the heading "-Certificated Senior Notes"

      o you will not be entitled to receive physical delivery of a certificate representing your interest in the senior notes;

      o all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

      o all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the senior notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

      DTC will act as securities depositary for the senior notes. The senior notes will be issued as fully registered securities registered in the name of Cede & Co. DTC is a:

      o     limited-purpose trust company organized under the New York Banking
            Law;

      o     "banking organization" under the New York Banking Law;

      o     member of the Federal Reserve System;

      o     "clearing corporation" under the New York Uniform Commercial Code;
            and

      o "clearing agency" registered under the provision of Section 17A of the Securities Exchange Act of 1934.

      DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

      Direct participants of DTC include securities brokers and dealers (including the remarketing agent), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

      If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the senior notes, you must do so through a direct participant or an indirect participant.

      DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

      Purchases of the senior notes under DTC's system must be made by or through direct participants, which will receive a credit for the senior notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the senior notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the senior notes, except as provided below in "-Certificated Senior Notes."

      To facilitate subsequent transfers, all senior notes deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of senior notes with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes. DTC's records reflect only the identity of the direct participants to whose accounts the senior notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Book-Entry Format

      Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

      DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the senior notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to senior notes on your behalf. We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the senior notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

      The trustee will not recognize you as a holder of any senior notes under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a senior note if one or more of the direct participants to whom the senior note is credited direct DTC to take the action. DTC can only act on behalf of its direct participants. Your ability to pledge senior notes to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your senior notes.

Certificated Senior Notes

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

      Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) of the senior notes for any purpose under the indenture, and no global security representing senior notes will be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the securities depositary or, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture.

      In the event that:

      o the depositary notifies us that it is unwilling or unable to continue as a depositary for the global securities and no successor depositary has been appointed within 90 days after this notice,

      o the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

      o we determine in our sole discretion that we will no longer have debt securities represented by global securities, no longer permit any of the global security certificates to be so exchangeable or an event of default under the indenture has occurred and is continuing, then certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion describes certain material United States federal income tax consequences of the purchase, ownership and disposition of the senior notes acquired by you in the remarketing and held by you as capital assets. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as, for example, certain financial institutions, insurance companies, dealers and certain traders in securities, persons holding the senior notes as part of a "straddle," "hedge," "conversion" or similar transaction, holders of senior notes that are being remarketed in the remarketing, U.S. holders (as defined below) whose functional currency is not the United States dollar, certain former citizens or residents of the United States, partnerships or other entities classified as partnerships for United States federal income tax purposes, and persons subject to the alternative minimum tax. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative pronouncements, and judicial decisions in effect as of the date hereof, all of which are subject to change or differing interpretations, possibly on a retroactive basis. You are urged to consult your tax advisor with regard to the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      No statutory, administrative or judicial authority directly addresses the treatment of the purchase, ownership and disposition of the senior notes or instruments similar to the senior notes for United States federal income tax purposes. As a result, no assurance can be given that the IRS or the courts will agree with the tax consequences described herein.

      If a partnership or other entity classified as a partnership for United States federal income tax purposes holds senior notes, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the status of the partner. Partnerships acquiring senior notes, and partners in such partnerships, should consult their tax advisors.

Classification of the Senior Notes

      In connection with the issuance of the senior notes, Skadden, Arps, Slate, Meagher & Flom LLP, our counsel, delivered an opinion that, under then-current law, based on certain representations, facts, and assumptions contained in that opinion, the senior notes would be classified as indebtedness for United States federal income tax purposes. Generally, characterization of an obligation as indebtedness for United States federal income tax purposes is made at the time of the issuance of the obligation. Consistent with the opinion received from our counsel at the time of the issuance of the senior notes, we have treated and will continue to treat the senior notes as indebtedness for United States federal income tax purposes. An opinion of counsel is not binding on the IRS or any court, however, and it is possible that the IRS will successfully assert that the senior notes were not properly treated as indebtedness prior to the remarketing, in which case your tax consequences from the purchase, ownership and disposition of the senior notes may differ from those described below. By acquiring senior notes in the remarketing, you will be deemed to have agreed to treat the senior notes as indebtedness for United States federal income tax purposes.

      Because of the manner in which the interest rate on the senior notes is reset, we have treated and will continue to treat the senior notes as indebtedness subject to the contingent payment debt regulations. The proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, however, and it is possible that the IRS will assert that the senior notes should be treated in a different manner than as described below. A different treatment of the senior notes could affect the amount, timing and character of income, gain or loss with respect to an investment in the senior notes. Accordingly, you are urged to consult your tax advisor regarding the United States federal income tax consequences of owning the senior notes.

      The remainder of this discussion assumes that the senior notes will be treated as indebtedness subject to the contingent payment debt regulations as described above.

Tax Consequences to U.S. Holders

      The following summary applies to U.S. holders. The term "U.S. holder" means a beneficial owner of a senior note that is (1) an individual who is a citizen or resident of the United States; (2) a corporation, or other entity classified as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or
(4) a trust if (a) a court within the United States can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or
(b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Interest Accruals Based on Comparable Yield and Projected Payment Schedule

      Under the contingent payment debt regulations (subject to the discussion below), regardless of your method of accounting for United States federal income tax purposes, you are required to accrue interest income on the senior notes on a constant-yield basis at an assumed yield (the "comparable yield") that was determined at the time of issuance of the senior notes. The comparable yield for the senior notes was based on the yield at which we could have issued, at the time of issuance of the senior notes, a fixed-rate debt instrument with no contingent payments but with terms and conditions otherwise similar to those of the senior notes. Solely for purposes of determining the amount of interest income that accrues on the senior notes, we were required, at the time of issuance of the senior notes, to construct a "projected payment schedule" in respect of the senior notes representing a series of payments the amount and timing of which would produce a yield to maturity on the senior notes equal to the comparable yield.

      For United States federal income tax purposes, you generally are required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule that we established in determining interest accruals and adjustments in respect of a senior note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. However, there is uncertainty regarding the manner in which the contingent payment debt regulations apply to the remarketing and thereafter, including whether there should be a change in the projected payment schedule and the precise mechanics for determining the total amount and timing of the adjustments to the interest accruals. For our own reporting purposes, we intend not to change the original projected payment schedule created at the time of the issuance of the senior notes. The following discussion assumes that you will use this original projected payment schedule as well.

      Furthermore, assuming that you report your income in a manner consistent with our position described below, the amount of income that you will recognize in respect of the senior notes should correspond approximately to the economic accrual of income on the notes to you and the amount of income you would have recognized if the senior notes were not subject to the contingent payment debt regulations. No assurance can be given that the IRS will agree with the application of the contingent payment debt regulations to the remarketing in the manner described below.

      Subject to the discussions under "-Adjustments Reflecting the Actual Reset Rate" and "-Adjusted Tax Basis of the Senior Notes; Additional Potential Adjustments," the amount of interest on a senior note that accrues in an accrual period is the product of the comparable yield on the senior note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the senior note as of the beginning of the accrual period. The daily portions of interest in respect of a senior note are determined by allocating to each day in an accrual period the ratable portion of interest on the senior note that accrues in the accrual period. The adjusted issue price of a senior note acquired by you in the remarketing will initially equal $25.60 per $25 principal amount as of the date of the remarketing. For any accrual period thereafter, the adjusted issue price will be (x) the sum of the adjusted issue price of the senior note at the time of the remarketing and all interest previously accrued on such senior note starting from the remarketing date (disregarding any positive or negative adjustments described below, including the adjustments reflecting the actual reset rate and additional potential adjustments) minus (y) the total amount of the projected payments on the senior note for all previous accrual periods starting from the remarketing date.

      At the time of the issuance of the senior notes, we determined that the comparable yield was 6.85% and the projected payment schedule for the senior notes, per $25 principal amount, was $0.42 on May 17, 2002, $0.38 for each subsequent quarterly payment date ending on or prior to November 17, 2004, and $0.51 for each quarterly payment date ending after November 17, 2004. We also determined that the projected payment for the senior notes, per $25 principal amount, at the maturity date was $25.51 (which included the stated principal amount of the senior notes as well as the final projected interest payment). Based on the comparable yield of 6.85% and the adjusted issue price of $25.60 per $25 principal amount at the time of the remarketing, you will be required (regardless of your accounting method) to accrue interest as the sum of the daily portions of interest on the senior note for each day in the taxable year on which you hold the senior note, adjusted as set forth below.

Adjustments Reflecting the Actual Reset Rate

      Following the remarketing, the senior notes will be subject to special rules that become applicable to contingent payment debt instruments when all of the contingent payments have become fixed substantially contemporaneously. Under these special rules, you must take into account positive and negative adjustments to the project payment schedule in a reasonable manner over the period to which such adjustments relate. Based on the reset rate of 5.22%, actual payments on the senior notes, per $25 principal amount, will be approximately $0.33 for each quarterly payment date ending after November 17, 2004. Because these payments will differ from the projected quarterly payments of $0.51, you and we will be required to account for these differences as negative adjustments to interest accrued based on the comparable yield of 6.85% in a reasonable manner over the period to which they relate. You may treat the difference of approximately $0.18 between the projected payment of $0.51 and the actual payment of approximately $0.33 on the senior note as a negative adjustment to the interest accrued (based on the 6.85% comparable yield) during each quarter.

Adjusted Tax Basis of the Senior Notes; Additional Potential Adjustments

      Your initial adjusted tax basis in a senior note acquired by you in the remarketing will equal the amount that you pay for the senior note. Your adjusted tax basis in the senior note for any accrual period after the remarketing will equal (x) the sum of your initial adjusted tax basis in the senior note and any interest previously accrued on such senior note starting from the date of the remarketing (disregarding any positive or negative adjustments, other than those described in the next paragraph) minus (y) the total amount of the projected payments on the senior note for all previous accrual periods starting from the date of the remarketing.

      If your initial adjusted tax basis in a senior note acquired in the remarketing differs from the adjusted issue price of such senior note at the time of the remarketing (i.e., $25.60 per $25 principal amount), you will be required to make additional negative or positive adjustments to interest accrued in each period. You must take into account such difference by reasonably allocating this difference to the daily portions of interest or to the projected payments over the remaining term of the senior note. If your initial adjusted tax basis in a senior note is greater than its initial adjusted issue price, you will take the difference into account as a negative adjustment to interest the date the daily portion accrues or the projected payment is made, and if your initial adjusted tax basis in a senior note is less than its initial adjusted issue price, you will take the difference into account as a positive adjustment to interest on the date the daily portion accrues or the projected payment is made. The adjusted tax basis of a senior note will be decreased by any such negative adjustments and increased by any such positive adjustments.

      Upon accruing interest income based on the comparable yield of 6.85% and making positive and negative adjustments that reflect the actual reset rate as described in the immediately preceding subsection and the possible difference between your initial adjusted tax basis in the senior note and its adjusted issue price of $25.60 per $25 principal amount at the time of the remarketing, the amount of income that you will recognize in respect of the senior notes generally should correspond approximately to the economic accrual of income on the notes to you and the amount of income you would have recognized if the senior notes were not subject to the contingent payment debt regulations.

Sale, Exchange or Other Disposition of the Senior Notes

      Upon a sale, exchange or other disposition of a senior note (including a redemption), you will generally recognize gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in the senior note. Such gain or loss generally will be capital gain or loss (except to the extent of any positive adjustment that you have not yet accrued and included in income, which will be treated as ordinary income) and generally will be long-term capital gain or loss if you held the senior note for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Under recently promulgated Treasury regulations, if you sell a senior note at a loss that meets certain thresholds, you may be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

      The following discussion applies to Non-U.S. holders. A Non-U.S. holder is a beneficial owner of a senior note that is not a U.S. holder (as defined above) or a partnership for United States federal income tax purposes. Special rules may apply to you if you are a "controlled foreign corporation," "passive foreign investment company," or "foreign personal holding company" for United States federal income tax purposes or are otherwise subject to special treatment under the Code. If you are such an entity, you should consult your tax advisor to determine the tax consequences that may be relevant to you.

United States Federal Withholding Tax

      The United States federal withholding tax of 30% will not apply to any payment of principal or interest (including original issue discount and gain that is treated as interest for United States federal income tax purposes) with respect to the senior notes provided that:

      o you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote,

      o you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership,

      o     you are not a bank receiving certain types of interest, and

      o you certify on an IRS Form W-8BEN (or a suitable substitute form) that you are not a United States person and provide your name and address.

      If you cannot satisfy the above requirements, payments made to you on the senior notes generally will be subject to the 30% United States federal withholding tax. You may be eligible for a reduced rate of withholding if an income tax treaty applies and you provide a properly executed IRS Form W-8BEN (or a suitable substitute form). In addition, if payments on the senior notes are effectively connected with your conduct of a trade or business within the United States (or, where an income tax treaty applies, are attributable to a permanent establishment in the United States), such payments will not be subject to withholding tax provided that you provide a properly executed IRS Form W-8ECI (or a suitable substitute form), but instead will be subject to U.S. federal income tax, as described below.

      In general, the 30% United States federal withholding tax will not apply to any gain or income realized on the sale, exchange or other disposition of a senior note.

United States Federal Income Tax on Effectively Connected Income

      If you are engaged in a trade or business in the United States (and, if an income tax treaty applies, you maintain a permanent establishment within the United States) and interest (including original issue discount) with respect to the senior notes is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax) on such effectively connected interest on a net income basis in the same manner as if you were a U.S. holder. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a 30% (or, if an income tax treaty applies, such lower rate as provided) branch profits tax.

      Any gain or income realized on the disposition of a senior note generally will not be subject to United States federal income tax unless:

      o such payments are effectively connected with the conduct by you of a trade or business in the United States, or

      o you are a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

Information Reporting and Backup Withholding

      Information returns may be filed with the IRS in connection with payments on the senior notes and the proceeds from a sale or other disposition of the senior notes. You may receive statements containing the information reflected on these returns. The amounts reported to you may not reflect the amounts that you will be required to include in income in respect of the senior notes, even if you take adjustments into account in the manner described above. Please consult your tax advisor regarding calculating your taxable income from the senior notes based on the amounts reported to you and other information available to you, including the information provided in this remarketing prospectus supplement.

      If you are a U.S. holder, you may be subject to United States backup withholding tax on these payments if you fail to provide your taxpayer identification number to the paying agent or do not comply with certification procedures or otherwise establish an exemption from backup withholding. If you are a Non-U.S. holder, you may be subject to United States backup withholding tax on these payments unless you comply with certification procedures to establish that you are not a United States person. The certification procedures required of Non-U.S. holders to claim the exemption from United States federal withholding tax on certain payments on the senior notes described above will satisfy the certification requirements necessary to avoid the United States backup withholding tax as well.

      The amount of any backup withholding from a payment will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

                                  REMARKETING

      Under the terms and conditions contained in the remarketing agreement, dated November 8, 2004, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the remarketing agent, used its reasonable efforts to remarket the senior notes on November 12, 2004 at an aggregate price of approximately 100.5% of the Treasury portfolio purchase price described below. In connection with the remarketing, Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as remarketing agent, reset the rate of interest payable on the senior notes so that the senior notes were remarketed at that price. The portion of the proceeds from the remarketing of any senior notes that are held as part of FELINE PRIDES equal to the Treasury portfolio purchase price of $71,345,079 will be applied to purchase, on behalf of the holders of those FELINE PRIDES, a portfolio of U.S. Treasury securities consisting of:

      o interest or principal strips of U.S. treasury securities that mature on or prior to February 15, 2005 in an aggregate amount equal to the principal amount of the senior notes included in Income PRIDES, and

      o interest or principal strips of U.S. treasury securities that mature on or prior to February 15, 2005 in an aggregate amount equal to the aggregate interest payment that would be due on February 17, 2005 if the interest rate on the senior notes had not been reset in connection with this remarketing.

      The Treasury portfolio will be substituted for the senior notes and will be pledged to the collateral agent for our benefit to secure the Income PRIDES holders' obligation to purchase our class A common stock under the purchase contracts.

      At the maturity of the purchase contracts, proceeds of the Treasury portfolio in an amount equal to the principal amount of the senior notes will be automatically applied to satisfy the holders' obligation to purchase our class A common stock under the purchase contracts. Any additional proceeds of the Treasury portfolio will be distributed to the Income PRIDES holders.

      As used in this context, "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding November 17, 2004 for the purchase of the Treasury portfolio described above for settlement on November 17, 2004.

      "Quotation agent" means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

      The remarketing agreement provides that the remarketing agent must remarket the senior notes at a price equal to or greater than the Treasury portfolio purchase price. The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions. The remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the price of the Treasury portfolio from any amount of such proceeds in excess of the Treasury portfolio.

      With respect to the proceeds from the remarketing of senior notes comprising part of Income PRIDES, the amount, if any, in excess of the purchase price for the Treasury portfolio plus the remarketing fee equal to up to 25 basis points (.25%) of the total proceeds will be remitted to The Bank of New York, as the purchase contract agent, for payment to the holders of Income PRIDES. Income PRIDES holders will not otherwise be responsible for the payment of any remarketing fees in connection with the remarketing.

      The senior notes have no established trading market. The remarketing agent has advised us that they intend to make a market in the senior notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the senior notes.

      In order to facilitate the remarketing of the senior notes, the remarketing agent may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the senior notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with their duties under the remarketing agreement. The remarketing agent and certain of their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, financial advisory and underwriter services to us and our affiliates for which they have received, or will receive, customary compensation.

                                  LEGAL MATTERS

      Certain legal matters with respect to the remarketing of the senior notes will be passed on for us by Skadden, Arps, Slate, Meagher & Flom LLP. Shearman & Sterling LLP, New York, New York, is representing the remarketing agent.

                                     EXPERTS

      The consolidated financial statements of Gabelli Asset Management Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
----------

                                  $400,000,000

                          GABELLI ASSET MANAGEMENT INC.

                 Debt Securities, Preferred Stock, Common Stock,
                Stock Purchase Contracts and Stock Purchase Units

                                   GBL Trust I
                                  GBL Trust II
                           Trust Preferred Securities
      Fully and Unconditionally Guaranteed by Gabelli Asset Management Inc.

      Gabelli Asset Management Inc. may offer, issue and sell, together or separately, its:

      o debt securities, which may be senior debt securities or subordinated debt securities;

      o     shares of its preferred stock;

      o     shares of its class A common stock;

      o     Stock Purchase Contracts to purchase shares of Common Stock;

      o Stock Purchase Units, each representing ownership of a Stock Purchase Contract and debt securities, trust preferred securities or debt obligations of third-parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contracts; and

      o guarantees for the benefit of the holders of the trust preferred securities.

      GBL Trust I and GBL Trust II may offer, from time to time, trust preferred securities, representing undivided beneficial interests in the assets of the respective GBL trusts.

      Gabelli Asset Management Inc., GBL Trust I and GBL Trust II will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

      This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

      Gabelli Asset Management Inc., GBL Trust I and GBL Trust II may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

      The underwriters for any offering may include one or more broker-dealer subsidiaries of Gabelli Asset Management Inc., GBL Trust I and GBL Trust II, including Gabelli & Company, Inc. These broker-dealer subsidiaries also may offer and sell previously issued securities as part of their business, and may act as a principal or agent in such transactions. Gabelli Asset Management Inc., GBL Trust I, GBL Trust II or any of their subsidiaries may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

      Gabelli Asset Management Inc.'s Class A common stock is listed on the New York Stock Exchange under the trading symbol "GBL."

      None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December 28, 2001

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

About this Prospectus.....................................................    1

Where You Can Find More Information.......................................    2

Special Note Regarding Forward-Looking Statements.........................    3

Gabelli Asset Management Inc..............................................    4

The Trusts................................................................    4

Use of Proceeds...........................................................    7

Ratio of Earnings to Fixed Charges........................................    7

Description of Securities.................................................    7

Description of Debt Securities............................................    7

Description of Capital Stock..............................................   16

Description of Trust Preferred Securities.................................   24

Description of Guarantees.................................................   26

Description of Stock Purchase Contracts and Stock Purchase Units..........   29

Plan of Distribution......................................................   29

ERISA Matters.............................................................   31

Legal Matters.............................................................   32

Experts...................................................................   32

                              ABOUT THIS PROSPECTUS

      Unless otherwise stated or the context otherwise requires, references in this prospectus to "Gabelli Asset Management," "we," "our," or "us" refer to Gabelli Asset Management Inc., and its direct and indirect subsidiaries, while references to "Gabelli Asset Management Inc." refer only to the holding company on a nonconsolidated basis. References in this prospectus to the "trusts" refer to GBL Trust I and GBL Trust II.

      This prospectus is part of a registration statement that Gabelli Asset Management Inc., GBL Trust I and GBL Trust II filed with the SEC using a "shelf" registration process. Under this shelf process, Gabelli Asset Management Inc. may, from time to time, sell any combination of debt securities, preferred stock, common stock, stock purchase contracts and stock purchase units, and GBL Trust I and GBL Trust II may, from time to time, sell trust preferred securities guaranteed by Gabelli Asset Management Inc., as described in this prospectus, in one or more offerings up to a total dollar amount of $400,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities Gabelli Asset Management Inc. and the trusts may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

      You should rely on the information contained or incorporated by reference in this prospectus. Neither Gabelli Asset Management Inc. nor the trusts have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither Gabelli Asset Management Inc. nor the trusts are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                       WHERE YOU CAN FIND MORE INFORMATION

      Gabelli Asset Management Inc. files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Gabelli Asset Management Inc. Gabelli Asset Management Inc.'s Class A common stock is listed and traded on the New York Stock Exchange. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      The SEC allows "incorporation by reference" into this prospectus of information that Gabelli Asset Management Inc. files with the SEC. This permits Gabelli Asset Management Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by Gabelli Asset Management Inc. with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. Gabelli Asset Management Inc. incorporates by reference the following documents which have been filed with the SEC:

      o     Annual Report on Form 10-K for the year ended December 31, 2000;

      o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2001; and

      o Proxy Statement for the Annual Meeting of Shareholders held on May 15, 2001.

      Gabelli Asset Management Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until Gabelli Asset Management Inc., GBL Trust I and GBL Trust II file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

      Gabelli Asset Management Inc. will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Gabelli Asset Management Inc., One Corporate Center, Rye, New York 10580 (telephone number (914) 921-5146). You may also obtain some of the documents incorporated by reference into this document at Gabelli Asset Management's website, www.gabelli.com. You should be aware that the information contained on Gabelli Asset Management's website is not a part of this document.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

      This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

      Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

      o changes in general economic conditions, including the performance of financial markets and interest rates;

      o heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

      o     changes in industry trends;

      o regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

      o     downgrades in our ratings;

      o     investor interest in equity investment management services;

      o absolute and relative performance of Gabelli Asset Management Inc.'s products;

      o other risks and uncertainties described from time to time in Gabelli Asset Management Inc.'s filings with the SEC; and

      o the risk factors or uncertainties listed herein or listed from time to time in prospectus supplements or any document incorporated by reference herein.

      Neither Gabelli Asset Management Inc. nor the trusts undertake any obligation to publicly correct or update any forward-looking statement if Gabelli Asset Management Inc. or the trusts later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures Gabelli Asset Management Inc. or the trusts make on related subjects in reports to the SEC.

                          GABELLI ASSET MANAGEMENT INC.

      We are a widely recognized provider of investment advisory and brokerage services to mutual funds, institutional and high net worth investors, primarily in the United States. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are largely based on the level of assets under management in our business, rather than our own assets, as well as the level of fees associated with our various investment products. As of September 30, 2001, we had approximately $22.3 billion of assets under management, 88% of which were invested in equity securities. Our assets under management are organized principally in three groups:

      o Mutual Funds: we currently provide advisory services to (i) the Gabelli family of funds; (ii) the Treasurer's Fund; and (iii) the Gabelli Westwood family of funds. The mutual funds have a long-term record of achieving high returns, relative to similar investment products.

      o Separate Accounts: we currently provide advisory services to a broad range of investors, including corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans, municipalities, and high net worth individuals, and also serve as subadviser to certain other third-party investment funds. Each separate account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise.

      o Alternative Investments: we also provide alternative investment products consisting primarily of risk arbitrage, global long/short and merchant banking limited partnerships and offshore companies.

      We also act as underwriter and distributor of the open-end mutual funds and provide brokerage, trading, underwriting and research services. We conduct our business operations through our subsidiaries.

      Gabelli Asset Management Inc. was incorporated in April 1998 as "Alpha G, Inc." under the laws of the state of New York and renamed "Gabelli Asset Management Inc." in February 1999. We are a holding company formed in connection with the reorganization of Gabelli Group Capital Partners, Inc. (previously named "Gabelli Funds, Inc.") and our subsequent initial public offering. On February 9, 1999, in connection with the reorganization, we issued 24 million shares of Class B Common Stock, representing all of our then issued and outstanding common stock to Gabelli Group Capital Partners, Inc. and two of its subsidiaries for substantially all of the operating assets and liabilities of Gabelli Group Capital Partners, Inc. relating to its institutional and retail asset management, mutual fund advisory, underwriting and brokerage business. Gabelli Group Capital Partners, Inc., which is majority owned by Mr. Mario J. Gabelli ("Mr. Gabelli") with the balance owned by our professional staff and other individuals, owns all of the outstanding shares of Class B Common Stock of Gabelli Asset Management Inc., which represents approximately 97.6% of the combined voting power of the outstanding Common Stock. On February 10, 1999, we sold six million shares of our class A common stock to the public. Accordingly, Mr. Gabelli could be deemed to control Gabelli Asset Management Inc.

      Gabelli Asset Management Inc.'s principal executive offices are located at One Corporate Center, Rye, New York 10580. Its telephone number is (914) 921-3700.

                                   THE TRUSTS

      GBL Trust I and GBL Trust II are statutory business trusts formed on December 5, 2001 under Delaware law pursuant to declarations of trust between the trustees named therein and Gabelli Asset Management Inc. and the filing of certificates of trust with the Secretary of State of the State of Delaware. Gabelli Asset Management Inc., as sponsor of the trusts, and the trustees named in the declarations of trust will amend and restate the declarations of trust in their entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part, as of or prior to the date the trusts issue any trust preferred securities. The declarations of trust will be qualified as indentures under the Trust Indenture Act.

      The trusts exist for the exclusive purposes of:

      o     issuing preferred securities and common securities;

      o investing the gross proceeds of the preferred securities and common securities in related series of subordinated debt securities issued by Gabelli Asset Management Inc.; and

      o engaging in only those other activities which are necessary, appropriate, convenient or incidental to the purposes set forth above.

      The payment of periodic cash distributions on the trust preferred securities and payments on liquidation and redemption with respect to the trust preferred securities, in each case to the extent the trusts have funds legally and immediately available, will be guaranteed by Gabelli Asset Management Inc. to the extent set forth under "Description of Guarantees."

      Gabelli Asset Management Inc. will own, directly or indirectly, all of the common securities of the trusts. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities of each trust will represent the remaining 97% of each trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Gabelli Asset Management Inc. defaults on the related series of subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the trust preferred securities in priority of payment.

      The trusts each have a term of approximately 55 years, but may terminate earlier as provided in their respective declarations of trust. The trusts' business and affairs will be conducted by the trustees appointed by Gabelli Asset Management Inc., as the direct or indirect holder of all of the common securities. The holder of the common securities of each trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trust. However, the number of trustees shall be at least two, at least one of which shall be an administrative trustee. The duties and obligations of the trustees will be governed by the declaration of trust for each trust. A majority of the trustees of each trust will be persons who are employees or officers of or affiliated with Gabelli Asset Management Inc. One trustee of each trust will be a financial institution which will be unaffiliated with Gabelli Asset Management Inc. and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware.

      The property trustee will hold title to the subordinated debt securities for the benefit of the holders of the trust securities and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the subordinated debt securities. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the subordinated debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from this property account.

      The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are provided in the declarations of trust of GBL Trust I and GBL Trust II, including any amendments thereto, the trust preferred securities, the Delaware Business Trust Act and the Trust Indenture Act.

      Gabelli Asset Management Inc. will pay all fees and expenses related to the trusts and the offering of trust preferred securities. The principal offices of each trust is: c/o The Bank of New York (Delaware), White Clay Center, Route 273, Newark, DE 19711. The telephone number of each trust is: (302) 451-2500.

      For financial reporting purposes,

      o the trusts will be treated as Gabelli Asset Management Inc.'s subsidiaries; and

      o the accounts of the trusts will be included in Gabelli Asset Management Inc.'s consolidated financial statements.

      The financial statements of the trusts will be consolidated in Gabelli Asset Management Inc.'s consolidated financial statements, with the trust preferred securities shown on Gabelli Asset Management Inc.'s consolidated balance sheets. The notes to our consolidated financial statements will disclose that the sole assets of the trusts will be the subordinated debt securities issued by Gabelli Asset Management Inc. to the trusts. Distributions on the trust preferred securities will be reported as a charge to minority interest and included in Minority Interest in Gabelli Asset Management Inc.'s consolidated statements of income, whether paid or accrued.

      Please read the prospectus supplement relating to the trust preferred securities for further information concerning the trusts and the trust preferred securities.

                                 USE OF PROCEEDS

      Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes, including working capital and the expansion of our business through new investment product offerings, enhanced distribution and marketing of existing investment products and strategic acquisitions as opportunities arise. The trusts will use all of the proceeds they receive from the sale of trust preferred securities to purchase subordinated debt securities issued by Gabelli Asset Management Inc.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth Gabelli Asset Management's ratio of earnings to fixed charges for the periods indicated:

                         NINE MONTHS
                             ENDED
                         SEPTEMBER 30,            YEAR ENDED DECEMBER 13,
                         -------------   --------------------------------------
                             2001        2000     1999     1998    1997    1996
                         -------------   ----    ------    ----    ----    ----
Ratio of Earnings to
  Fixed Charges(a) ....      21.0        26.7     9.9(2)   27.0    20.3    37.6

(1) For purposes of this computation, earnings are defined as pretax income excluding minority interest and fixed charges. Fixed charges are the sum of interest and an estimated interest component of rent expense.

(2) Earnings include a nonrecurring charge related to a note payable of $30.9 million, net of income tax benefit. Excluding this charge, the ratio of earnings to fixed charges would have been 21.0 for 1999.

                            DESCRIPTION OF SECURITIES

      This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, stock purchase contracts and stock purchase units that Gabelli Asset Management Inc. may sell from time to time and the trust preferred securities guaranteed by Gabelli Asset Management Inc. that GBL Trust I and GBL Trust II may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

                         DESCRIPTION OF DEBT SECURITIES

      As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that Gabelli Asset Management Inc. may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a "Senior Indenture" and subordinated debt securities will be issued under a "Subordinated Indenture." This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the "Indentures." Unless the applicable prospectus supplement states otherwise, the trustee under the Indentures will be The Bank of New York.

      The forms of Indentures are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

General

      The debt securities will be direct unsecured obligations of Gabelli Asset Management Inc. The senior debt securities will rank equally with all of Gabelli Asset Management Inc.'s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of Gabelli Asset Management Inc.'s present and future senior indebtedness.

      Because Gabelli Asset Management Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent Gabelli Asset Management Inc. may be recognized as a creditor of that subsidiary. Accordingly, Gabelli Asset Management Inc.'s obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries and holders of debt securities should look only to Gabelli Asset Management Inc.'s assets for payment thereunder.

      The Indentures do not limit the aggregate principal amount of debt securities that Gabelli Asset Management Inc. may issue and provide that Gabelli Asset Management Inc. may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Gabelli Asset Management Inc. may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

      Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

      o the title of debt securities and whether they are subordinated debt securities or senior debt securities;

      o     any limit on the aggregate principal amount of the debt securities;

      o the price or prices at which Gabelli Asset Management Inc. will sell the debt securities;

      o     the maturity date or dates of the debt securities;

      o the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

      o the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

      o the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

      o whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

      o the dates on which Gabelli Asset Management Inc. will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

      o the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

      o if Gabelli Asset Management Inc. possesses the option to do so, the periods within which and the prices at which Gabelli Asset Management Inc. may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

      o Gabelli Asset Management Inc.'s obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which Gabelli Asset Management Inc. will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

      o the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

      o the portion, or methods of determining the portion, of the principal amount of the debt securities which Gabelli Asset Management Inc. must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

      o the currency, currencies or currency unit in which Gabelli Asset Management Inc. will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

      o provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

      o any deletions from, modifications of or additions to the Events of Default or Gabelli Asset Management Inc.'s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

      o the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

      o whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

      o the terms, if any, upon which the holders may convert or exchange the debt securities into or for Gabelli Asset Management Inc.'s common stock, preferred stock or other securities or property;

      o whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

      o any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

      o     the depositary for global or certificated debt securities;

      o     any special tax implications of the debt securities;

      o any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

      o     any other terms of the debt securities.

      Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

      Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

      Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

      The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of Gabelli Asset Management Inc.'s Senior Indebtedness, to the extent and in the manner set forth in the Subordinated Indenture.

      Under the Subordinated Indenture, "Senior Indebtedness" means all obligations of Gabelli Asset Management Inc. in respect of any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

      o the principal of (and premium, if any) and interest due on indebtedness of Gabelli Asset Management Inc. for borrowed money;

      o all obligations guaranteed by Gabelli Asset Management Inc. for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

      o all obligations guaranteed by Gabelli Asset Management Inc. evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

      o any obligations of Gabelli Asset Management Inc. as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

      o all obligations of Gabelli Asset Management Inc. for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

      o all obligations of Gabelli Asset Management Inc. in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

      o all obligations of the types referred to above of other persons for the payment of which Gabelli Asset Management Inc. is responsible or liable as obligor, guarantor or otherwise; and

      o all obligations of the types referred to above of other persons secured by any lien on any property or asset of Gabelli Asset Management Inc. (whether or not such obligation is assumed by Gabelli Asset Management Inc.).

      Senior Indebtedness does not include:

      o indebtedness or monetary obligations to trade creditors created or assumed by Gabelli Asset Management Inc. in the ordinary course of business in connection with the obtaining of materials or services;

      o indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

      o any indebtedness of Gabelli Asset Management Inc. to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with Gabelli Asset Management Inc. that is a financing vehicle of Gabelli Asset Management Inc. in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by Gabelli Asset Management Inc.) unless otherwise expressly provided in the terms of any such indebtedness.

      Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

      Unless otherwise noted in the accompanying prospectus supplement, if Gabelli Asset Management Inc. defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, Gabelli Asset Management Inc. will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

      In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

      If any of the following events occurs, Gabelli Asset Management Inc. will pay in full all Senior Indebtedness before it makes any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

      o any dissolution or winding-up or liquidation or reorganization of Gabelli Asset Management Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

      o any general assignment by Gabelli Asset Management Inc. for the benefit of creditors; or

      o any other marshaling of Gabelli Asset Management Inc.'s assets or liabilities.

      In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

      The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

      If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

Restrictive Covenant

      Unless an accompanying prospectus supplement states otherwise, the following restrictive covenant shall apply to each series of senior debt securities:

      Limitation on Liens. So long as any senior debt securities are outstanding, neither Gabelli Asset Management Inc. nor any of its subsidiaries will create, assume, incur or guarantee any indebtedness for money borrowed which is secured by any pledge of, lien on or security interest in any capital stock of its Designated Subsidiaries, other than specified types of permitted liens.

      However, this restriction will not apply if the debt securities then outstanding and, at the option of Gabelli Asset Management, any other senior indebtedness ranking equally with such debt securities, are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

      This limitation shall not apply to debt secured by a pledge of, lien on or security interest in any shares of stock of any subsidiary at the time it becomes a Designated Subsidiary, including any renewals or extensions of such secured debt. "Designated Subsidiary" means any subsidiary of Gabelli Asset Management Inc., the consolidated net worth of which represents at least 10% of the consolidated net worth of Gabelli Asset Management Inc. As of September 30, 2001, the Designated Subsidiaries were Gabelli Funds, LLC and Gabelli Securities, Inc.

      The Subordinated Indenture does not contain a similar limitation on liens.

Consolidation, Merger, Sale of Assets and Other Transactions

      Gabelli Asset Management Inc. may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of Gabelli Asset Management Inc., and (ii) no corporation may merge with or into or consolidate with Gabelli Asset Management Inc. or, except for any direct or indirect wholly-owned subsidiary of Gabelli Asset Management Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to Gabelli Asset Management Inc., unless:

      o Gabelli Asset Management Inc. is the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than Gabelli Asset Management Inc., has expressly assumed by supplemental indenture all the obligations of Gabelli Asset Management Inc. under the debt securities, the Indentures and any guarantees of preferred securities or common securities issued by the trusts;

      o immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing;

      o if at the time any preferred securities of the trusts are outstanding, such transaction is not prohibited under the applicable declaration of trust and the applicable preferred securities guarantee of each trust; and

      o Gabelli Asset Management Inc. delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

Events of Default, Notice and Waiver

      Unless an accompanying prospectus supplement states otherwise, the following shall constitute "Events of Default" under the Indentures with respect to each series of debt securities:

      o Gabelli Asset Management Inc.'s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

      o Gabelli Asset Management Inc.'s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

      o Gabelli Asset Management Inc.'s failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after Gabelli Asset Management Inc. receives notice of such failure;

      o certain defaults with respect to Gabelli Asset Management Inc.'s debt (other than the debt securities or non-recourse debt) in any aggregate principal amount in excess of $25,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt;

      o certain events of bankruptcy, insolvency or reorganization of Gabelli Asset Management Inc.; and

      o certain events of dissolution or winding-up of the trusts in the event that debt securities are issued to the trusts or a trustee of the trusts in connection with the issuance of securities by the trusts.

      If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

      Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

      The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

      The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

      No holder of a debt security of any series may institute any action against Gabelli Asset Management Inc. under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request.

      Gabelli Asset Management Inc. is required to furnish annually to the trustee statements as to Gabelli Asset Management Inc.'s compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

      If indicated in the applicable prospectus supplement, Gabelli Asset Management Inc. may discharge or defease its obligations under each Indenture as set forth below.

      Gabelli Asset Management Inc. may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

      If indicated in the applicable prospectus supplement, Gabelli Asset Management Inc. may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Gabelli Asset Management Inc. must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, Gabelli Asset Management shall have delivered to the trustee (i) an officers' certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

      Gabelli Asset Management Inc. may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

Modification and Waiver

      Under the Indentures, Gabelli Asset Management Inc. and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. Gabelli Asset Management Inc. and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of a least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

      o extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

      o reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

      o change the currency in which any debt security or any premium or interest is payable;

      o impair the right to institute suit for any payment on or with respect to any debt security;

      o reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

      o reduce the requirements contained in the Indentures for quorum or voting; or

      o     modify any of the above provisions.

      If subordinated debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

      The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive Gabelli Asset Management Inc.'s compliance with certain covenants contained in the Indentures.

Payment and Paying Agents

      Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

      Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as Gabelli Asset Management Inc. may designate for such purpose from time to time. Notwithstanding the foregoing, at Gabelli Asset Management Inc.'s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

      Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by Gabelli Asset Management Inc. and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by Gabelli Asset Management Inc. for the debt securities of a particular series will be named in the applicable prospectus supplement. Gabelli Asset Management Inc. may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Gabelli Asset Management Inc. will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

      All moneys paid by Gabelli Asset Management Inc. to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to Gabelli Asset Management Inc. upon request, and the holder of such debt security thereafter may look only to Gabelli Asset Management Inc. for payment thereof.

Denominations, Registrations and Transfer

      Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

      A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

      o DTC notifies Gabelli Asset Management Inc. that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

      o Gabelli Asset Management Inc. determines, in its sole discretion, that the global security shall be exchangeable.

      If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by Gabelli Asset Management Inc. under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

      The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Relationship with the Trustees

      The trustee under the Indentures is The Bank of New York. Gabelli Asset Management Inc. and its subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

Conversion or Exchange Rights

      The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for Gabelli Asset Management Inc.'s common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at Gabelli Asset Management Inc.'s option. These provisions may allow or require the number of shares of Gabelli Asset Management Inc.'s common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of Gabelli Asset Management Inc. consists of 100,000,000 shares of class A common stock, 100,000,000 shares of Class B Common Stock, and 10,000,000 shares of Preferred Stock. No Preferred Stock is outstanding as of the date of this prospectus. Of the 100,000,000 shares of class A common stock authorized, 5,877,904 shares were outstanding as of October 31, 2001, and 1,500,000 shares have been reserved for issuance pursuant to certain employee benefits plans. Of the 100,000,000 shares of Class B Common Stock authorized, 24,000,000 were outstanding as of the date of this prospectus. The following is a summary description of all material terms and provisions relating to Gabelli Asset Management Inc.'s capital stock, Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated Bylaws (the "Bylaws"), but is qualified by reference to the Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

      Voting Rights. The holders of class A common stock and Class B Common Stock have identical voting rights except that

      (i) holders of class A common stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by shareholders and

      (ii) holders of class A common stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa.

      Holders of shares of class A common stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of class A common stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to Gabelli Asset Management Inc.'s Certificate of Incorporation generally must be approved by a majority of the combined voting power of all class A common stock and Class B Common Stock voting together as a single class. Amendments to Gabelli Asset Management Inc.'s Certificate of Incorporation that would alter or change the powers, preferences or special rights of the class A common stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to Gabelli Asset Management Inc.'s Certificate of Incorporation to increase the authorized shares of any class or classes of Stock will be deemed not to affect adversely the powers, preferences or special rights of the class A common stock or Class B Common Stock.

      Dividends. Holders of class A common stock and Class B Common Stock will receive an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of class A common stock and Class B Common Stock may be paid only as follows:

      (i) shares of class A common stock may be paid only to holders of class A common stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and

      (ii) shares will be paid proportionally with respect to each outstanding share of class A common stock and Class B Common Stock.

      Other Rights. On liquidation, dissolution or winding up of Gabelli Asset Management Inc., after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock.

      In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of class A common stock or the holders of Class B Common Stock as a class, the holders of class A common stock and the holders of Class B Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Class B Common Stock may receive, on a per share basis, voting securities with up to ten times the number of votes per share as those voting securities to be received by the holders of class A common stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with up to ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of class A common stock). Accordingly, except with respect to voting rights, the holders of Class B Common Stock will not receive greater value than the holders of class A common stock in an extraordinary corporate transaction involving Gabelli Asset Management Inc.

      Preferred Stock. As of the date of this prospectus, no shares of Preferred Stock are outstanding. The Board of Directors may authorize the issuance of Preferred Stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation,

      (i)   the designation of the series;

      (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

      (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

      (iv) the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of Stock;

      (v) the redemption rights and price or prices, if any, for shares of the series;

      (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

      (vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Gabelli Asset Management Inc.;

      (viii) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of Gabelli Asset Management Inc. or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; and

      (ix) the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series.

      The authorized shares of Preferred Stock will be available for issuance without further action by Gabelli Asset Management Inc.'s shareholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Gabelli Asset Management Inc.'s securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several circumstances, including where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

      Although the Board of Directors has no current intention of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of Gabelli Asset Management Inc. and its shareholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of Gabelli Asset Management Inc.'s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

Business Combination Statute

      Section 912 of the New York Business Corporation Law ("NYBCL") prohibits a company from entering into a business combination (e.g., a merger, consolidation, sale of 10% or more of a company's assets or issuance of securities with an aggregate market value of 5% or more of the aggregate market value of all of the company's outstanding capital stock) with a beneficial owner of 20% or more of a company's securities (a "20% shareholder") for a period of five years following the date such beneficial owner became a 20% shareholder (the "stock acquisition date"), unless, among other things, such business combination or the purchase of stock resulting in the 20% shareholder's beneficial ownership was approved by the company's board of directors prior to the stock acquisition date or the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting stock exclusive of the stock beneficially owned by the 20% shareholder. The Bylaws of Gabelli Asset Management Inc. provide that Gabelli Asset Management Inc. is not governed by Section 912 of the NYBCL.

Certificate of Incorporation and Bylaw Provisions

      The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

      Certain of the provisions of the Certificate of Incorporation or the Bylaws discussed below may have the effect, either alone or in combination with the provisions of the NYBCL discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by the Board of Directors but that a shareholder might consider to be in such shareholder's best interest. Those provisions include

(i) restrictions on the rights of shareholders to remove or elect directors; and
(ii) prohibitions against shareholders calling a special meeting of shareholders. In addition, the Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See "-Overview of Corporate Opportunity and Conflict of Interest Policies," "-Corporate Opportunity Policy" and "-Conflict of Interests Policy."

      Number of Directors; Removal; Filling Vacancies. The Bylaws provide that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that Gabelli Asset Management Inc. would have if there were no vacancies on the Board of Directors (the "Whole Board"), with the Whole Board consisting of not more than nine nor less than five directors. The Certificate of Incorporation and Bylaws also provide that, subject to any rights of holders of Preferred Stock or any other series or class of Stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board of Directors could prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees.

      The Certificate of Incorporation provides that, subject to the rights of holders of Preferred Stock to elect directors under specified circumstances, effective as of the date on which Mr. Gabelli beneficially owns less than a majority of the voting power of the Voting Stock (as defined below) (the "Trigger Date"), a director may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of Sock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class. Before the Trigger Date, directors may be removed, without cause, with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

      Special Meetings. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances and the rights of shareholders to call a special meeting to elect a sufficient number of directors to conduct the business of Gabelli Asset Management Inc. under specified circumstances, special meetings of shareholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board, except that prior to the Trigger Date, special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. Accordingly, effective as of the Trigger Date, shareholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of shareholders except under the limited circumstances described in the preceding sentence. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Gabelli Asset Management Inc.

      The provisions of the Bylaws permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect, after the Trigger Date, of delaying consideration of a shareholder proposal until the next annual meeting. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman or a majority of the Whole Board by calling a special meeting of shareholders prior to the time such parties believe such consideration to be appropriate.

      Liability of Directors; Indemnification. Gabelli Asset Management Inc.'s Certificate of Incorporation provides that, to the fullest extent permitted by the NYBCL, no director of Gabelli Asset Management Inc. shall be liable to Gabelli Asset Management Inc. or its shareholders for monetary damages for the breach of fiduciary duty in such capacity. Under the NYBCL, such provision does not eliminate or limit the liability of any director

      (i) if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a material profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or

      (ii)  for any act or omission prior to the adoption of this provision.

      As a result of this provision, Gabelli Asset Management Inc. and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

      The Bylaws provide that Gabelli Asset Management Inc. will indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director, officer, employee or agent of Gabelli Asset Management Inc. or is or was serving at the request of Gabelli Asset Management Inc. as a director or officer of another corporation, partnership or other enterprise. The Bylaws provide that indemnification will be from and against expenses, judgments, fines and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Gabelli Asset Management Inc., and with respect to a criminal action or proceeding, if the indemnitee had no reasonable cause to believe that his or her conduct was unlawful.

      Overview of Corporate Opportunity and Conflict of Interest Policies. In order to address certain potential conflicts of interest between Gabelli Asset Management Inc. and Mr. Gabelli, members of his immediate family and affiliates, Mr. Gabelli and members of his immediate family who are at the time officers or directors of Gabelli Asset Management Inc. have agreed to limitations on their activities in the investment management business other than Permissible Accounts. References to "Permissible Accounts" mean the funds and accounts managed outside Gabelli Asset Management Inc. which are permitted under the Certificate of Incorporation of Gabelli Asset Management Inc. In addition, the Certificate of Incorporation contains provisions concerning the conduct of certain affairs of Gabelli Asset Management Inc. as they may involve Mr. Gabelli, members of his immediate family and affiliates, and the powers, rights, duties and liabilities of Gabelli Asset Management Inc. and its subsidiaries and their respective officers, directors and shareholders in connection therewith.

      For purposes of these provisions, which are summarized below,

      (i) "Gabelli Asset Management Inc." includes its subsidiaries and other entities in which it beneficially owns 50% or more of the outstanding voting securities or comparable interests, and

      (ii) a "Gabelli" includes Mr. Gabelli, any member of his immediate family who is at the time an officer or director of Gabelli Asset Management Inc. and any entity in which one or more Gabelli's beneficially own a controlling interest of the outstanding voting securities or beneficially own a controlling interest of the outstanding voting securities or comparable interests.

      "Corporate opportunities" potentially allocable to Gabelli Asset Management Inc. consist of business opportunities that

      (i)   Gabelli Asset Management Inc. is financially able to undertake;

      (ii) are, from their nature, in Gabelli Asset Management Inc.'s actual line or lines of business and are of practical advantage to Gabelli Asset Management Inc.; and

      (iii) are ones in which Gabelli Asset Management Inc. has an interest or reasonable expectancy. "Corporate opportunities" do not include transactions in which Gabelli Asset Management Inc. or a Gabelli is permitted to participate pursuant to any agreement between Gabelli Asset Management Inc. and such Gabelli that is in effect as of the time any equity security of Gabelli Asset Management Inc. is held of record by any person other than a Gabelli or is subsequently entered into with the approval of the members of the Board of Directors and do not include passive investments.

      Before the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of any Gabelli. After the Trigger Date, such vote will be increased to 80% to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions.

      Corporate Opportunity Policy. Except with respect to opportunities that involve Permissible Accounts, if a Gabelli acquires knowledge of a potential transaction on a matter that is a corporate opportunity for both any Gabelli and Gabelli Asset Management Inc., such Gabelli will have a duty to communicate that opportunity to Gabelli Asset Management Inc. and may not pursue that opportunity or direct it to another person unless Gabelli Asset Management Inc. declines such opportunity or fails to pursue it.

      If a director or officer of Gabelli Asset Management Inc. other than a Gabelli acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Gabelli Asset Management Inc. and a Gabelli, the Certificate of Incorporation requires that such director or officer act in good faith in accordance with the following two-part policy.

      First, a corporate opportunity offered to any person who is a director but not an officer of Gabelli Asset Management Inc. and who is also a director (whether or not an officer) of an entity which is at the time a Gabelli will belong to such Gabelli or to Gabelli Asset Management Inc., as the case may be, depending on whether the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of the entity which is at the time a Gabelli or of Gabelli Asset Management Inc., respectively. Otherwise, the opportunity will belong to Gabelli Asset Management Inc. to the same extent as if the opportunity came directly to Gabelli Asset Management Inc.

      Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of Gabelli Asset Management Inc. and who is also a director or an officer of an entity which is at the time a Gabelli will belong to Gabelli Asset Management Inc., unless the opportunity is expressly offered to that person primarily in his or her capacity as a director or officer of the entity which is at the time a Gabelli, in which case the opportunity will belong to such Gabelli to the same extent as if the opportunity came directly to a Gabelli.

      Under the Certificate of Incorporation, a director or officer of Gabelli Asset Management Inc. (other than a Gabelli) who acts in accordance with the foregoing two-part policy

      (i) will be deemed fully to have satisfied his or her fiduciary duties to Gabelli Asset Management Inc. and its shareholders with respect to such corporate opportunity;

      (ii) will not be liable to Gabelli Asset Management Inc. or its shareholders for any breach of fiduciary duty by reason of the fact that a Gabelli pursues or acquires such opportunity or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to Gabelli Asset Management Inc.;

      (iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of Gabelli Asset Management Inc.; and

      (iv) will be deemed not to have breached his or her duty of loyalty to Gabelli Asset Management Inc. or its shareholders and not to have derived an improper benefit therefrom.

      Under the Certificate of Incorporation, any corporate opportunity that belongs to a Gabelli or to Gabelli Asset Management Inc. pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until such Gabelli or Gabelli Asset Management Inc., as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

      Conflict of Interests Policy. The Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a "Transaction") between Gabelli Asset Management Inc. and

      (i)   a Gabelli,

      (ii)  any customer or supplier,

      (iii) any entity in which a director of Gabelli Asset Management Inc. has a financial interest (a "Related Entity"), or

      (iv) one or more of the directors or officers of Gabelli Asset Management Inc. or any Related Entity;

will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

      Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of Gabelli Asset Management Inc., or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person's conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to Gabelli Asset Management Inc. and its shareholders with respect to such Transaction if any of the following four requirements are met:

      (i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

      (ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

      (iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

      (iv) the Transaction is fair to Gabelli Asset Management Inc. as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of Gabelli Asset Management Inc.

      The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to Gabelli Asset Management Inc. and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to Gabelli Asset Management Inc. and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to Gabelli Asset Management Inc. or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of Gabelli Asset Management Inc. by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and Gabelli Asset Management Inc. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

      The New York courts have not ruled on the validity or enforceability of provisions similar to the corporate opportunity and conflicts of interest provisions that are included in Gabelli Asset Management Inc.'s Certificate of Incorporation and could rule that certain liabilities which they purport to eliminate remain in effect.

      Listing. The class A common stock is listed on the New York Stock Exchange under the symbol "GBL."

      Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is State Street Bank and Trust Company.

                    DESCRIPTION OF TRUST PREFERRED SECURITIES

      This section describes the general terms and provisions of the trust preferred securities that may be offered by this prospectus. When the trusts offer to sell a particular series of the trust preferred securities, a prospectus supplement will describe the specific terms of the series. The prospectus supplement will also indicate whether the general terms described in this section apply to that particular series of trust preferred securities.

      Specified terms and provisions of the trust preferred securities are described in this section. The summary is not complete. You should read this description of the trust preferred securities and the amended and restated declaration of trust and prospectus supplement relating to the applicable series of the trust preferred securities before you buy any trust preferred securities. The forms of amended and restated declarations of trust are filed as exhibits to the registration statement.

General

      Each trust may issue only one series of trust preferred securities having terms described in the prospectus supplement. The declaration of trust of each trust will authorize the administrative trustees, on behalf of the trust, to issue the trust preferred securities of the trust. The trusts will use all of the proceeds they receive from the sale of trust preferred securities and common securities to purchase subordinated debt securities issued by Gabelli Asset Management Inc. The subordinated debt securities will be held in trust by the trust's property trustee for the benefit of the holders of the trust preferred securities and common securities.

      The trust preferred securities of each trust will have such terms as is set forth in the trust's declaration of trust, including as relates to distributions, redemption, voting, liquidation rights and the other preferred, deferral and special rights and restrictions. A prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

      o     the distinctive designation of the trust preferred securities;

      o     the number of trust preferred securities issued by the trust;

      o the annual distribution rate, or method of determining such rate, for trust preferred securities of the trust;

      o     the date or dates on which distributions will be payable;

      o whether distributions on the trust preferred securities will be cumulative;

      o if the trust preferred securities have cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on the trust preferred securities will be cumulative;

      o the amount or amounts that will be paid out of the assets of the trust to the holders of the trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

      o the obligation, if any, of the trust to purchase or redeem the trust preferred securities;

      o if the trust is to purchase or redeem the trust preferred securities:

            o the price or prices at which the trust preferred securities will be purchased or redeemed in whole or in part;

            o the period or periods within which the trust preferred securities will be purchased or redeemed, in whole or in part; and

            o the terms and conditions upon which the trust preferred securities will be purchased or redeemed, in whole or in part;

      o the voting rights, if any, of the trust preferred securities in addition to those required by law, including:

            o     the number of votes per trust preferred security; and

            o any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust's declaration of trust;

            o the rights, if any, to defer distributions on the trust preferred securities by extending the interest payment period on the related subordinated debt securities;

            o the terms upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

            o if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

            o any other relative rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the trust's declaration of trust or applicable law.

      The prospectus supplement relating to the trust preferred securities being offered may specify that the trust preferred securities may be converted into Gabelli Asset Management Inc.'s common stock upon the terms set forth in the prospectus supplement.

      All trust preferred securities offered will be guaranteed by Gabelli Asset Management Inc. to the extent set forth under "Description of Guarantees." Any material United States federal income tax considerations applicable to an offering of trust preferred securities will be described in the applicable prospectus supplement.

      In connection with the issuance of preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees to issue on behalf of such trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by the trust will be substantially identical to the terms of the preferred securities issued by such trust and the common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities. However, upon an event of default under the declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote, and appoint, remove or replace any of the trustees of a trust. Gabelli Asset Management Inc. will own, directly or indirectly, all of the common securities of each trust.

Enforcement of Certain Rights by Holders of Preferred Securities

      If an event of default occurs, and is continuing, under the declaration of trust of GBL Trust I or GBL Trust II, the holders of the preferred securities of that trust would typically rely on the property trustee to enforce its rights as a holder of the related subordinated debt securities against Gabelli Asset Management Inc. Additionally, those who together hold a majority of the liquidation amount of the trust's preferred securities will have the right to:

      o direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

      o direct the exercise of any trust or power that the property trustee holds under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of Gabelli Asset Management Inc.'s subordinated debt securities.

      If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against Gabelli Asset Management Inc. to enforce the property trustee's rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

      Notwithstanding the foregoing, if an event of default occurs and the event is attributable to Gabelli Asset Management Inc.'s failure to pay interest or principal on the subordinated debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder's preferred securities as determined after the due date specified in the applicable series of subordinated debt securities.

                            DESCRIPTION OF GUARANTEES

      This section describes the general terms and provisions of the guarantees. Gabelli Asset Management Inc. will execute and deliver the guarantees for the benefit of the holders of the trust preferred securities. The prospectus supplement will describe the specific terms of the guarantees offered through that prospectus supplement and any general terms outlined in this section that will not apply to those guarantees.

      Each guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act.

      This section summarizes specified terms and provisions of the guarantees. The summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee, which is filed as an exhibit to the registration statement which includes this prospectus, and the Trust Indenture Act. Each guarantee will be held by the guarantee trustee for the benefit of holders of the trust preferred securities to which it relates.

General

      Pursuant to each guarantee, Gabelli Asset Management Inc. will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the related trust preferred securities, the following guarantee payments, to the extent these guarantee payments are not paid by, or on behalf of, the related trust, regardless of any defense, right of set-off or counterclaim that Gabelli Asset Management Inc. may have or assert against any person:

      o any accrued and unpaid distributions required to be paid on the trust preferred securities of the trust, but if and only if and to the extent that the trust has funds legally and immediately available to make those payments;

      o the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any trust preferred securities called for redemption by the trust, but if and only to the extent the trust has funds legally and immediately available to make that payment; and

      o upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities of the trust, the lesser of:

            o the total of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the date of payment, to the extent the trust has funds legally and immediately available to make that payment; and

            o the amount of assets of the trust remaining available for distribution to holders of trust preferred securities of the trust in liquidation of the trust.

      Gabelli Asset Management Inc. may satisfy its obligation to make a guarantee payment by directly paying the required amounts to the holders of the related trust preferred securities or by causing the related trust to pay such amounts to such holders.

      Each guarantee will constitute a guarantee of payments with respect to the related trust preferred securities from the time of issuance of the trust preferred securities. The guarantees will not apply to the payment of distributions and other payments on the trust preferred securities when the related trust does not have sufficient funds legally and immediately available to make the distributions or other payments. If Gabelli Asset

Management Inc. does not make interest payments on the subordinated debt securities purchased by a trust, such trust will not pay distributions on the preferred securities issued by such trust and will not have funds available therefor. The guarantee, when taken together with Gabelli Asset Management Inc.'s obligations under the subordinated debt securities, the Indentures, and the declarations of trust will provide a full and unconditional guarantee by Gabelli Asset Management Inc. of payments due on the trust preferred securities.

      Gabelli Asset Management Inc. will also agree separately, through the guarantees of the common securities, to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees of the preferred securities. However, upon an event of default under the Indentures, holders of preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Subordination

      Gabelli Asset Management Inc.'s obligation under each guarantee to make the guarantee payments will be an unsecured obligation of Gabelli Asset Management Inc. and, if subordinated debt securities are issued to the applicable trust and unless otherwise noted in the prospectus supplement, will rank:

      o subordinate and junior in right of payment to all of Gabelli Asset Management Inc.'s other liabilities, including the subordinated debt securities, except those obligations or liabilities ranking equal to or subordinate to the guarantees by their terms;

      o equally with any other securities, liabilities or obligations that may have equal ranking by their terms; and

      o     senior to all of Gabelli Asset Management Inc.'s common stock.

      The terms of the trust preferred securities will provide that each holder of trust preferred securities, by accepting the trust preferred securities, agrees to the subordination provisions and other terms of the guarantee related to subordination.

      Each guarantee will constitute a guarantee of payment and not of collection. This means that the holder of trust preferred securities may institute a legal proceeding directly against Gabelli Asset Management Inc. to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

      Each guarantee will be unsecured and, because Gabelli Asset Management Inc. is principally a holding company, will be effectively subordinated to all existing and future liabilities of Gabelli Asset Management Inc.'s subsidiaries. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by Gabelli Asset Management Inc.

Amendments and Assignment

      For any changes that materially and adversely affect the rights of holders of the related trust preferred securities, each guarantee may be amended only if there is prior approval of the holders of more than 50% in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of Gabelli Asset Management Inc. and will inure to the benefit of the holders of the related trust preferred securities of the applicable trust then outstanding.

Termination

      Each guarantee will terminate and will have no further force and effect as to the related trust preferred securities upon:

      o distribution of subordinated debt securities to the holders of all trust preferred securities of the applicable trust; or

      o full payment of the amounts payable upon liquidation of the applicable trust.


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

      Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid with respect to the trust preferred securities or under the guarantee.

Events of Default

      Each guarantee provides that an event of default under a guarantee occurs upon Gabelli Asset Management Inc.'s failure to perform any of its obligations under the applicable guarantee.

      The holders of a majority or more in liquidation amount of the trust preferred securities to which any guarantee relates may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or may direct the exercise of any trust or power conferred upon the guarantee trustee in respect of the guarantee.

      If the guarantee trustee fails to enforce the guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Gabelli Asset Management Inc. to enforce the holder's rights under such guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

      Notwithstanding the foregoing, if Gabelli Asset Management Inc. fails to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against Gabelli Asset Management Inc. for enforcement of the preferred securities guarantee for such payment.

      The holders of a majority or more in liquidation amount of trust preferred securities of any series may, by vote, on behalf of the holders of all the trust preferred securities of the series, waive any past event of default and its consequences.

Information Concerning the Guarantee Trustee

      Prior to an event of default with respect to any guarantee and after the curing or waiving of all events of default with respect to the guarantee, the guarantee trustee may perform only the duties that are specifically set forth in the guarantee.

      Once a guarantee event of default has occurred and is continuing, the guarantee trustee is to exercise, with respect to the holder of the trust preferred securities of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities which may be incurred by the guarantee trustee by a holder of the related trust preferred securities, the guarantee trustee is not required to exercise any of its powers under any guarantee at the request of the holder. Additionally, the guarantee trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the guarantee trustee reasonably believes that it is not assured repayment or adequate indemnity.

      The guarantee trustee is The Bank of New York, which is one of a number of banks and trust companies with which Gabelli Asset Management Inc. and its subsidiaries maintain ordinary banking and trust relationships.

Governing Law

      Each guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      Gabelli Asset Management Inc. may issue Stock Purchase Contracts, including contracts obligating holders to purchase from Gabelli Asset Management Inc. and Gabelli Asset Management Inc. to sell to the holders of these contracts, a specified number of shares of Common Stock or Preferred Stock at a future date or dates or at the option of Gabelli Asset Management Inc. The consideration per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require Gabelli Asset Management Inc. to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contacts may require holders to secure their obligations thereunder in a specified manner.

      The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

      Gabelli Asset Management Inc., may sell the common stock, preferred stock, any series of debt securities, stock purchase contracts and stock purchase units, and GBL Trust I and GBL Trust II may sell any of the preferred securities, being offered hereby in one or more of the following ways from time to time:

      o to underwriters or dealers for resale to the public or to institutional investors;

      o     directly to institutional investors; or

      o     through agents to the public or to institutional investors.

      The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

      o     the name or names of any underwriters or agents;

      o the purchase price of the securities and the proceeds to be received by Gabelli Asset Management Inc. or the applicable trust from the sale;

      o any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

      o     any initial public offering price;

      o any discounts or concessions allowed or reallowed or paid to dealers; and

      o     any securities exchange on which the securities may be listed.

      If Gabelli Asset Management Inc. or the trusts use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

      o     negotiated transactions;

      o     at a fixed public offering price or prices, which may be changed;

      o     at market prices prevailing at the time of sale;

      o     at prices related to prevailing market prices; or

      o     at negotiated prices.

      If dealers are utilized in the sale of offered securities, Gabelli Asset Management Inc. or the trusts will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

      Offered securities may be sold directly by Gabelli Asset Management Inc. or the trusts to one or more institutional purchasers, or through agents designated by Gabelli Asset Management Inc. or the trusts from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      As one of the means of direct issuance of offered securities, Gabelli Asset Management Inc. or the trusts may utilize the service of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the action or offering of such offered securities, if so described in the applicable prospectus supplement.

      If so indicated in the applicable prospectus supplement, Gabelli Asset Management Inc. or the trusts will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Gabelli Asset Management Inc. or the trusts at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

      The broker-dealer subsidiaries of Gabelli Asset Management Inc. or the trusts, including Gabelli & Company, Inc., are members of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Gabelli Asset Management Inc.'s or the trusts' broker-dealer subsidiaries participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

      This prospectus, together with any applicable prospectus supplement may also be used by any broker-dealer subsidiary of Gabelli Asset Management Inc. or the trusts in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Gabelli Asset Management Inc.'s or the trusts' broker-dealer subsidiaries, including Gabelli & Company, Inc., may act as principal or agent in such transactions. None of Gabelli Asset Management Inc.'s or the trusts' broker-dealer subsidiaries have any obligations to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

      The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for Gabelli Asset Management Inc. or the trusts. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with Gabelli Asset Management Inc. or the trusts and its compensation.

      Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

      Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with Gabelli Asset Management Inc. and/or the applicable trust, or both, to indemnification by Gabelli Asset Management Inc. and/or the applicable trust, or both, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for Gabelli Asset

Management Inc., any trust, and/or its affiliates and/or accounts managed by Gabelli Asset Management Inc., any trust, and/or its affiliates.

      Each series of securities will be a new issue of securities and will have no established trading market other than the Class A common stock which is listed on the New York Stock Exchange. Any Class A common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the Class A common stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by Gabelli Asset Management Inc. or any trust for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

      The maximum underwriting discounts or commissions to be received by any underwriter for the sale of any securities pursuant to this shelf registration shall not be greater than eight (8) percent.

      Any offering of trust preferred securities will be made in compliance with Rule 2810 of the NASD Conduct Rules.

                                  ERISA MATTERS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on those pension, profit-sharing and other employee benefit plans to which it applies and on those persons who are fiduciaries with respect to such plans. In accordance with ERISA's fiduciary standards, before purchasing the offered securities, a fiduciary should determine whether such an investment is permitted under the documents governing the plan and is appropriate for the plan in view of its overall investment policy and the diversification of its portfolio.

      In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions involving the assets of a plan and persons who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of the Code with respect to the plan. Thus, a fiduciary considering a purchase of the offered securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code. Gabelli Asset Management Inc. has subsidiaries, including broker-dealer subsidiaries, that provide services to many employee benefit plans and individual retirement accounts ("IRAs"). Gabelli Asset Management Inc. and any direct or indirect subsidiary of Gabelli Asset Management Inc. may each be considered a "party in interest" within the meaning of ERISA, and a "disqualified person" within the meaning of the Code with respect to these employee benefit plans and IRAs. If so, the acquisition of the offered securities by or on behalf of the plan or IRA could result in a prohibited transaction.

      Certain exemptions from the prohibited transaction provisions of ERISA and the Code could be applicable, depending on the plan fiduciary who makes the decision on behalf of the plan to purchase the offered securities and the terms of the offered securities. Among these exemptions are Prohibited Transaction Class Exemption 90-1, relating to investments by insurance company pooled separate accounts, Prohibited Transaction Class Exemption 91-38, relating to investments by bank collective investment funds, Prohibited Transaction Class Exemption 84-14, relating to investments made by a "qualified professional asset manager," Prohibited Transaction Class Exemption 95-60 relating to investments by insurance company general accounts and Prohibited Transaction Class Exemption 96-23, relating to investments made by in-house asset managers.

      DUE TO THE COMPLEXITY OF THE PROHIBITED TRANSACTION RULES AND THE PENALTIES IMPOSED UPON PERSONS INVOLVED IN PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL PLAN PURCHASERS CONSULT WITH THEIR COUNSEL REGARDING THE CONSEQUENCES UNDER ERISA OF THEIR ACQUISITION AND OWNERSHIP OF THE OFFERED SECURITIES. EMPLOYEE BENEFIT PLANS WHICH ARE GOVERNMENTAL PLANS (AS DEFINED IN SECTION 3(32) OF ERISA) AND CERTAIN CHURCH PLANS (AS DEFINED IN
SECTION 3(33) OF ERISA) MAY NOT BE SUBJECT TO ERISA, BUT MAY BE SUBJECT TO STATE REGULATIONS THAT ARE SIMILAR TO THE ERISA RULES.

                                  LEGAL MATTERS

      Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will act as counsel to Gabelli Asset Management Inc., GBL Trust I and GBL Trust II.

                                     EXPERTS

      The consolidated financial statements of Gabelli Asset Management Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

================================================================================

                                   $70,567,500

                          GABELLI ASSET MANAGEMENT INC.

                           5.22% Senior Notes due 2007

                        ---------------------------------
                        REMARKETING PROSPECTUS SUPPLEMENT
                        ---------------------------------

                               Merrill Lynch & Co.

                                November 12, 2004

================================================================================